Exhibit 10.15

EXECUTION VERSION

UP TO £1,000,000,000

FACILITY AGREEMENT

Dated 24 October 2017 for

AP WIP INTERNATIONAL HOLDINGS, LLC

with

TELECOM CREDIT INFRASTRUCTURE DESIGNATED

ACTIVITY COMPANY

as Original Lender

with

GOLDMAN SACHS LENDING PARTNERS LLC

acting as Agent

and

GLAS TRUST CORPORATION LIMITED

acting as Security Agent

31.	PAYMENT MECHANICS	149
32.	SET-OFF	153
33.	NOTICES	154
34.	CALCULATIONS AND CERTIFICATES	157
35.	PARTIAL INVALIDITY	158
36.	REMEDIES AND WAIVERS	158
37.	AMENDMENTS AND WAIVERS	158
38.	CONFIDENTIAL INFORMATION	162
39.	DISCLOSURE OF LENDER DETAILS BY AGENT	166
40.	COUNTERPARTS	168
41.	GOVERNING LAW	168
42.	ENFORCEMENT	168

Schedule  1     The Original Lenders

Schedule  2     Conditions Precedent

Schedule  3     Utilisation Request

Schedule  4     Form of Transfer Certificate

Schedule  5     Form of Assignment Agreement

Schedule  6     Group Structure Chart

Schedule  7     Forms of U.S. tax compliance certificate

Part A Form of U.S. tax compliance certificate

Part B Form of U.S. tax compliance certificate

Part C Form of U.S. tax compliance certificate

Part D Form of U.S. tax compliance certificate

Schedule 8       Tier One Tenants at Closing Date

Schedule 9       Share Pledge Security

Schedule 10     Conditions Precedent to be Delivered by a Security Provider

Schedule 11     Conditions Subsequent

Schedule 12     Core Concentration Criteria

Schedule 13     Example of Quarterly Rent Tape.

Schedule 14     Example of Leverage Calculation

Schedule 15     Form of Security Release Notice.

Schedule 16     Form of Additional Tranche Notice

Schedule 17     Form of Increase Confirmation

Schedule 18     Form of Compliance Certificate

(ii)

Schedule 19     Wider Group Related Company Loan Agreement – Form of Subordination Provisions

Schedule 20     Intercompany Note

Schedule 21     Account Pledge Security

(iii)

THIS AGREEMENT is dated 24 October 2017 and made between:

(1)	AP WIP INVESTMENTS, LLC, a company formed under the laws of the State of Delaware, U.S.A., with limited liability (registered number 5242986) (the “Guarantor” or the “Parent”);

(2)	AP WIP INTERNATIONAL HOLDINGS, LLC, a company formed under the laws of the State of Delaware, U.S.A., with limited liability (registered number 4991472) (the “Borrower”);

(3)	AP SERVICE COMPANY, LLC, a company formed under the laws of the State of Delaware, U.S.A., with limited liability (registered number 5242568) (the “Servicer”);

(4)	TELECOM CREDIT INFRASTRUCTURE DESIGNATED ACTIVITY COMPANY as lender (the “Original Lender”);

(5)	GOLDMAN SACHS LENDING PARTNERS LLC as agent of the other Finance Parties (the “Agent”); and

(6)

GLAS TRUST CORPORATION LIMITED, a limited company incorporated and registered in England and Wales, not in its individual capacity but solely as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent (and for the avoidance of doubt including the Account Bank).

“Account Bank” means Deutsche Bank Trust Company Americas, PNC Bank National Association or another Acceptable Bank.

“Account For Restricted Cash” means an initial amount of at least $71,182,725 funded from the proceeds of the Loan, in a segregated Borrower bank account (for clarity, monies from this account cannot be deposited in the Debt Service Reserve Account), into which Restricted Cash is credited and subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent (acting reasonably). Provided that (and not withstanding any other provision in this Agreement) monies from this account cannot be used for Permitted Acquisitions if (a) the Leverage exceeded 8.50:1 as of the last Payment Date and (b) will exceed 8.50:1 for the following Collection Period on a pro-forma basis using exchange rates as specified in the last Quarterly Rent Tape (after all payments under this Agreement including depositing monies into the Account for Restricted Cash for the purposes of compliance with this provision).

“Account Pledge Security” means each of the account charges, pledges or other security agreements granted in favour of the Security Agent (on behalf of the Secured Parties) by the Borrower or its Subsidiaries over a bank account (other than a bank account located in Brazil) as described in paragraphs 7 to 9 of Schedule 11 (Conditions Subsequent).

“Accounting Principles” means, in relation to the Parent or a member of the Group, the generally accepted accounting principles applicable to it in its jurisdiction of incorporation and applied on a consistent basis both as to classification of items and amounts.

“Accounting Reference Date” means 31 December.

“Additional Tranche” means Tranche C, Tranche D or Tranche E to be made available under this Agreement pursuant to Clause 2.2 (Additional Tranches).

“Additional Tranche Commitment” means, any Additional Tranche Commitment identified in an Additional Tranche Notice, in each case to the extent not cancelled, reduced or transferred as provided under this Agreement.

“Additional Tranche Loan” means a Tranche C Loan, a Tranche D Loan or a Tranche E Loan as the context requires.

“Additional Tranche Notice” means a notice substantially in the form set out in Schedule 16 (Form of Additional Tranche Notice) or any other form agreed between any Lender and the Borrower.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange – Sterling” means the Agent’s spot rate of exchange for the purchase of the relevant currency with Sterling in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agent’s Spot Rate of Exchange – US Dollars” means the Agent’s spot rate of exchange for the purchase of the relevant currency with US Dollars in the London foreign exchange market at or about 11:00 a.m. on a particular day, and with respect to each Collection Period (for the conversion of each currency relating to each jurisdiction listed in the Quarterly Rent Tape most recently delivered to the Agent under this Agreement in respect of such Collection Period) the relevant rates as at the relevant Collection Period End Date which is notified to the Borrower by the Agent (or notified to the Agent by the Borrower and confirmed by the Agent in a similar manner to the Borrower if the Agent provides the notification) no later than 2 Business Days after such Collection Period End Date (such rate to be agreed by the Borrower but with such agreement not to be unreasonably withheld or delayed and if the Borrower’s agreement is not given within 2 Business Days of notification by the Agent, the rates so notified by the Agent shall be the relevant Agent’s Spot Rate of Exchange – US Dollars). For the avoidance of doubt, the Agent’s spot rate of exchange for the Quarterly Rent Tape and Asset Tape delivered to the Agent under Clause 4.1 (Initial conditions precedent) was as specified in such Asset Tape for each of the currencies specified therein.

“Annualised Ground Rents” means twelve (12) times the Ground Rents for the most recently completed month prior to the Collection Period End Date as shown on the most recent Quarterly Rent Tape delivered pursuant to Clause 18.1 (Financial statements and Quarterly Rent Tape). As of the Closing Date, the Annualised Ground Rent is $23,029,442.

“Approved Jurisdiction” means a Group 1 Country or a Group 2 Country and will exclude any Sanctioned Country.

“Asset” means each Real Property, easement, usufruct, personal servitude, surface right, lease assignment, caveat against title, assignments of rental income or other licence whereby the Borrower or any other member of the Group owns rights in respect of a Real Property asset (or in each case the equivalent in any jurisdiction) or any other asset of the Group equivalent to any asset described on the Asset Tape.

“Asset Tape” means an excel file (tape) as of the Cutoff Date of the Property Assets and related Contracts (excluding Defaulted Contracts and any Property Asset that causes the Core Concentration Criteria not to be met) owned collectively by the Borrower and its Subsidiaries (or, as the case may be, to which the Borrower and its Subsidiaries are a party), delivered to the Agent under Clause 4.1 (Initial conditions precedent) and which does not include any assets that do not constitute Property Assets and does not include any revenue except from Contracts that are not Defaulted Contracts.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bankruptcy Law” means (i) the U.K. Insolvency Act 1986, as amended (together with the rules and regulations made pursuant thereto), (ii) Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute (“U.S. Bankruptcy Code”) and (iii) the laws of any other jurisdiction or any political subdivision thereof (in addition to those set forth in clauses (i) and (ii) hereof) relating to bankruptcy, insolvency, receivership, winding up, liquidation, conservatorship, reorganization or relief of debtors, in each case as now and hereafter in effect, or any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower’s Auditors” means KPMG LLP or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Borrower Share Pledge” means the pledge agreement governed by the laws of the State of New York, U.S.A. granted by the Parent over the entire issued share capital in the Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and the US.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, denominated in sterling, euro and US Dollars and to which any member of the Group is then beneficially entitled (whether alone or with other members of the Group) and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cash Funded Equity” means the cash contributed equity in the Parent or the Borrower, as the case may be, as set out in the Cash Funded Equity Confirmation or (for each Collection Period thereafter) calculated in a manner consistent with the principles applied to the Cash Funded Equity Confirmation and as set out in the most recent Compliance Certificate delivered by the Borrower under this Agreement. For the avoidance of doubt, Cash Funded Equity measures the historical cash contributions net of any Permitted Distributions.

“Cash Funded Equity Confirmation” means the cash funded equity confirmation delivered to the Agent in the agreed form pursuant to Clause 4.1 (Initial conditions precedent).

“Change of Control” means:

(a)

the Initial Investors or any funds controlled by the Initial Investors cease directly or indirectly to have the power to (i) control more than 50 per cent of the Parent (whether by way of ownership of shares, proxy, contract, agency or otherwise) and (ii) give directions with respect to the operating and financial policies of the Parent; or

(b)	the Parent ceases to own and control (legally and beneficially) 100 per cent of the issued share capital of the Borrower.

“Charged Property” means the applicable assets of the Obligors and Security Providers which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the first Utilisation Date under this Agreement.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Collection Period” means (i) initially, the period commencing on the Closing Date and ending on the initial Collection Period End Date; and thereafter, (ii) the period commencing one day after each Collection Period End Date and ending on the next succeeding Collection Period End Date.

“Collection Period End Date” means each of 31 March, 30 June, 30 September, 31 December in each calendar year and the Termination Date.

“Commitment” means:

(a)

in relation to the Original Lender, the amount in euro set opposite its name under the heading “Tranche A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment under Tranche A transferred to it under this Agreement and/or which it has assumed as an Increase Lender in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments) and/or the amount in Sterling set opposite its name under the heading “Tranche B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment under Tranche B transferred to it under this Agreement and/or which it has assumed as an Increase Lender in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments);

(b)

in relation to any other Lender, the amount in euros of any Commitment under Tranche A and/or the amount in Sterling of any Commitment under Tranche B transferred to it under this Agreement and/or which it has assumed as an Increase Lender in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments);

(c)	in relation to any other Lender, the amount of any Additional Tranche Commitment set opposite its name in Schedule 1,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement. For the avoidance of doubt, on any Increase Date, the Commitment of each Increase Lender under Tranche A and/or Tranche B and/or any Additional Tranche Commitment (as the case may be) shall be increased by the amount agreed in writing by such Increase Lender, the Agent and the Borrower in the Increase Confirmation, and the Agent shall update the Register and/or the Participation Register (as applicable) to reflect each such increase.

“Compliance Certificate” means the certificate described in Clause 18.2 (Provision and contents of Compliance Certificate) and substantially in the form set out in Schedule 18 (form of Compliance Certificate) or any other form agreed between the Agent and the Borrower.

“Confidential Information” means all information relating to the Parent, any Obligor the Group, the Finance Documents or the Facility of which a Responsible Officer of the Security Agent has actual knowledge or any other Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	the Parent, any member of the Group or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Parent or any member of the Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Parent or any member of the Group or any of their advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, to the Security Agent’s actual knowledge or as far as any other Finance Party is aware, unconnected with the Parent or the Group and which, in either case, to the Security Agent’s actual knowledge or as far as any other Finance Party, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a written confidentiality undertaking providing for the substantially similar treatment by the recipient of Confidential Information as set forth in Clause 38 (Confidential Information) in the agreed form.

“Constitutional Documents” means the certificate of formation and limited liability company agreement of the Parent.

“Contract” means each contract, agreement, instrument, lease, licence, sublease, tenancy, assignment, or other document pursuant to which ground rent, lease payments, license fees, or other amounts are payable to a member of the Group in respect of any Property Asset subject thereto whether before the date of this Agreement or thereafter entered into by or assigned to such member of the Group (in each case (as shown on the Quarterly Rent Tape provided to the Agent in accordance with Clause 18.1 (Financial statements and Quarterly Rent Tape) in respect of the most recent Collection Period End Date).

“Core Concentration Criteria” means the minimum criteria set out in Schedule 12 (Core Concentration Criteria).

“Cutoff Date” means 30 June 2017.

“Data Room” means all the information and documents contained in the virtual data room entitled “Telecom Credit Vehicle (Reorganized and Updated)” set up by the Borrower on Intralinks for the purpose of the transactions contemplated by the Finance Documents.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Service Reserve Account” means a segregated, non-interest bearing trust account denominated in US Dollars:

(a)	held in the US by the Borrower with the relevant Account Bank (or as may be replaced from time to time);

(b)	identified in writing between the Borrower and the Agent as the Debt Service Reserve Account;

(c)	subject to Security in favour of the Security Agent for the benefit of the Secured Parties which Security is in form and substance satisfactory to the Agent (acting reasonably);

(d)	from which no withdrawals may be made by any Obligors or members of the Group except as contemplated by Clause 20.27 (Debt Service Reserve Account);

(e)	into which $5,000,000 will be deposited on or before the Closing Date from the proceeds of the Loans (as set out in the Funds Flow Statement) or otherwise; and

(f)	with respect to which the Minimum Required Balance is determined and required to be maintained in accordance with Clause 20.27 (Debt Service Reserve Account).

“Debt Service Reserve Account Control Agreement” means the US law account control agreement entered into on or about the date of this Agreement between the Borrower, as pledgor, the relevant Account Bank (or as may be replaced from time to time), as account bank, and the Security Agent, as security agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulted Contract” shall mean a Contract with respect to which any of the following is the case:

(a)

the related tenant or other counterparty to the relevant Contract that is a payor thereunder has become, or has been deemed to become, the subject of an Insolvency Event and either: (1) a liquidation, rehabilitation or reorganization plan or similar or analogous proceeding in any jurisdiction has caused the stated amount of the payments due in respect of the related Contract to be reduced, delayed or otherwise modified; (2) a liquidation or rehabilitation plan or reorganization plan or similar or analogous proceeding in any jurisdiction providing for the full payment of the related Contract has been adopted or approved by the applicable court or other authority but such order remains subject to appeal, or (3) no such liquidation, rehabilitation or reorganization plan or similar or analogous proceeding in any jurisdiction so dealing with payment of the related Contract has yet been adopted and approved by the applicable court or other authority; or

(b)

any payment due in connection therewith is more than 90 days past the due date or the payment due or the relevant Contract has been cancelled or terminated or any notice of such cancellation or termination has been issued thereunder; or

(c)

the Borrower expects, in its good faith judgment, the next payment due under the Contract will not be made when due or for which the Contract or receivables thereunder are written off as uncollectible by the Borrower.

“Delegate” means any delegate, agent, custodian, nominee, attorney or co-trustee appointed by the Security Agent.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any security, Cash Equivalent Investment, Real Property, Property Asset, chattels or other personal property, equipment, fixture or other asset or property or of any undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Distress Event” means any of:

(a)	the Agent exercising any of its rights under Clause 21.10 (Acceleration) or any automatic acceleration thereunder; or

(b)	the enforcement of any Transaction Security.

“Dividend Restriction Event” means the restriction of a payment of a dividend by the Borrower to the Guarantor in any period in which one or more of the following has not been satisfied by the Borrower:

(a)

delivery of the Quarterly Rent Tape and Compliance Certificate for such Collection Period which shows the Borrower has complied with its obligations under Clause 19.1 (Financial condition) after giving effect to any related payments in respect of the current Payment Date;

(b)	Interest Coverage shall not be less than 1.5:1 for the related and immediately preceding Collection Period;

(c)	Leverage shall not exceed 8.5:1 for the related and immediately preceding Collection Period; and

(d)	the most recent Quarterly Repayment has been made when due and all other due and previously unpaid Quarterly Repayments have been made,

provided that, for the avoidance of doubt, the failure to satisfy the conditions set out in this paragraph shall not prevent the Borrower or other members of the Group from operating under normal conditions pursuant to the terms of this Agreement.

“Eligible Assignee” means (i) a Lender or an Affiliate of a Lender or if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender, or (ii) any bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case (unless an Event of Default is continuing) that is not a Prohibited Assignee.

“Eligible Participant” means (i) a Lender or an Affiliate of a Lender or if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender, or (ii) any bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case (unless an Event of Default is continuing) that is not a Prohibited Participant.

“Enforcement Action” means:

(a)	in relation to any Liabilities or (for the purposes of Clause 30.4 (Subordination of the Servicer Liabilities) only) the Servicer Liabilities:

(i)

the acceleration (including automatic acceleration) of any Liabilities or the Servicer Liabilities or the making of any declaration that any Liabilities or the Servicer Liabilities are prematurely due and payable (other than as a result of it becoming unlawful for a Finance Party to perform its obligations under, or of any voluntary or mandatory prepayment arising under, the Finance Documents);

(ii)	the making of any declaration that any Liabilities or the Servicer Liabilities are payable on demand or (if already on demand) the making of such demand;

(iii)

the exercise of any right to require any Obligor or other member of the Group to acquire any Liability or Servicer Liability (including exercising any put or call option) and/or the exercise of any right of set-off, account combination or payment netting against any Obligor or other member of the Group; and

(iv)	the suing for, commencing or joining of any legal or arbitration proceedings against any Obligor or other member of the Group to recover any Liabilities or Servicer Liabilities;

(b)	the taking of any steps to enforce or require the enforcement of any Transaction Security (including the crystallisation of any floating charge forming part of the Transaction Security);

(c)

the entering into of any composition, compromise, assignment or arrangement with any Obligor or other member of the Group which owes any Liabilities or Servicer Liabilities, or has given any Security, guarantee or indemnity or other assurance against loss in respect of the Liabilities or Servicer Liabilities; or

(d)

the petitioning, applying or voting for, or the taking of any steps (including the appointment of any liquidator, receiver, administrator or similar officer) in relation to, the winding up, dissolution, administration or reorganisation of any Obligor or other member of the Group which owes any Liabilities, or has given any Security, guarantee, indemnity or other assurance against loss in respect of any of the Liabilities, or any of such Obligor’s or other member of the Group’s assets or any suspension of payments or moratorium of any indebtedness of any such Obligor or other member of the Group, or any analogous procedure or step in any jurisdiction,

except that the following shall not constitute Enforcement Action the taking of any action falling within (a)(iv) or (d) above which is necessary (but only to the extent necessary) to preserve the validity, existence or priority of claims in respect of Liabilities, including the registration of such claims before any court or governmental authority and the bringing, supporting or joining of proceedings to prevent any loss of the right to bring, support or join proceedings by reason of applicable limitation periods.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	the conditions of the workplace; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any member of the Group directly or indirectly resulting from or based upon any actual or alleged breach of any Environmental Law, the generation, use, handling, transportation, storage, treatment or disposal of any hazardous materials, any actual or alleged exposure to any hazardous materials, the release of any hazardous materials or any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor or member of the Group conducted on or from the properties owned or used by any Obligor or member of the Group.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of the Parent’s controlled group or under common control with the Parent, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)

(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or

(ii)

the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application for a minimum funding waiver with respect to a Plan;

(c)

the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of the Parent or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)	the withdrawal by the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)	the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)

the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Excluded Group Security” means as long as the Borrower is in compliance with the financial covenants set forth in Clause 19 (Financial Covenants) any Share Pledge Security in relation to a member of the Group whose Assets and related Contracts are located in a Group 2 Country and such Assets or related Contracts are not included in the previous Quarterly Rent Tape, provided that pro forma the Borrower shall be in compliance with the financial covenants set forth in Clause 19 (Financial Covenants) following the release of any such Share Pledge Security.

“Existing Financial Indebtedness” means the indebtedness incurred by the Borrower pursuant to the Bridge Facility Agreement dated 1 May 2016 (as amended from time to time) to be repaid as set out in the payoff letter dated on or about the date of this Agreement which is delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Existing Security” means all Security which was granted by the Obligors and the other members of the Group in connection with the Existing Financial Indebtedness.

“Facility” means the facility provided under this Agreement.

“Facility Office” means, in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“Fee Letter” means:

(a)

any letter or letters dated on or about the date of this Agreement between the Original Lender and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 10 (Fees); and

(b)	any agreement setting out fees payable to a Finance Party referred to under any other Finance Document.

“Finance Document” means this Agreement, any Subordinated Shareholder Loan Agreement, any Wider Group Related Company Loan Agreement, any Additional Tranche Notice, any Compliance Certificate, any Fee Letter, the Utilisation Request, any Transaction Security Document, any Increase Confirmation, and any other document, instrument or agreement designated as a “Finance Document” by the Agent and the Borrower.

“Finance Party” means the Agent, the Security Agent, the Account Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under the Accounting Principles);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of an entity which is not an Obligor or member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles);

(i)

(A) any amount of any liability under an advance or deferred purchase agreement if (x) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (y) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply and (B) unsecured trade payables not evidenced by a note or other instrument and arising out of purchases of goods or services in the ordinary course of trading;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on 31 December in each year.

“Funds Flow Statement” means a funds flow statement in agreed form.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government.

“Ground Rents” means the scheduled regular Monthly Recurring Revenue in respect of Property Assets (and related Contracts) owned by the Borrower and its Subsidiaries, as reflected in the most recently delivered Quarterly Rent Tape under this Agreement. For the avoidance of doubt, the Monthly Recurring Revenue as of the Cut-Off Date was $1,919,120.

“Group” means the Borrower and each of the Borrower’s Subsidiaries for the time being but excluding any Unrestricted Subsidiary.

“Group Structure Chart” means the group structure chart attached to this Agreement as Schedule 6 (Group Structure Chart) which shows the Borrower and its Subsidiaries as at the Closing Date, or such updated group structure chart as provided to the Agent and the Security Agent from time to time.

“Group 1 Country” means the United Kingdom (including England, Scotland, Wales, Northern Ireland), Canada, Australia, Belgium, Germany, Ireland, Spain, Netherlands, Chile, France, Japan, Singapore and any Investment Grade OECD country that is not a Group 2 Country as at the Closing Date.

“Group 2 Country” means Mexico, Brazil, Lithuania, Romania, Puerto Rico, South Africa, any Select Investment Grade Latam country (being Colombia, Panama, Peru, and Uruguay (so long as Investment Grade)) or any non-Investment Grade OECD country as at the Closing Date (including Portugal and Turkey), provided that following the Closing Date, a Group 2 Country may become a Group 1 Country so long as it is an OECD member and becomes Investment Grade rated.

“Guarantor Leverage” means, for each Collection Period, the ratio of (i) the aggregate amount of all obligations of the Parent (on a consolidated basis) for or in respect of Financial Indebtedness less the Restricted Cash (excluding amounts standing to the credit of the Debt Service Reserve Account in respect of this Agreement only) to (ii) Cash Funded Equity (including any unrestricted cash to fund capital expenditures), in each case, on the relevant Collection Period End Date.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Increase Confirmation” has the meaning given to it in Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Increase Date” means any Business Day designated in writing in the Increase Confirmation by the Borrower, the Agent and the relevant Lender(s) to be the Increase Date, pursuant to Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Increase Lender” has the meaning given to it in Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Initial Investors” means Associated Partners, L.P. (and any subsequent successors and/or assigns thereof that are managed by Associated Group Management, LLC or an Affiliate thereof).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to itself which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Coverage” means, with respect to a Collection Period, the ratio of (i) the sum of (x) 92.5 per cent. multiplied by the Annualised Ground Rents (in US Dollars, as evidenced by the Quarterly Rent Tape delivered with respect to the relevant Collection Period) divided by four plus (y) any amounts withdrawn from the Debt Service Reserve Account in order to pay interest accrued on the Loans on the Payment Date following the relevant Collection Period End Date minus (z) any fees owed to the Lenders that are paid or due to be paid by the Borrower to the Lenders during such Collection Period to (ii) the aggregate of the interest accrued on the aggregate of the principal amounts outstanding of the Loans and any commitment fees paid or due to be paid for such Collection Period (and for these purposes, calculating the amounts set out in (i) and (ii), such amounts shall be converted into USD by the Agent at the Agent’s Spot Rate of Exchange – US Dollars).

“Interest Period” means:

(a)

in the case of Loans utilised hereunder on the Closing Date and the first Payment Date hereunder, the period commencing on (and including) the Closing Date and ending on (but excluding) the first Payment Date to occur hereunder;

(b)

in the case of any Additional Tranche Loans and the first Payment Date to occur after the utilisation of such Additional Tranche Loans, the period commencing on (and including) the Utilisation Date in respect of such Additional Tranche Loans and ending on (but excluding) the first Payment Date to occur after the next Collection Period End Date;

(c)

in the case of any subsequent Payment Date, each period commencing on (and including) the immediately preceding Payment Date and ending on (but excluding) each such Payment Date, provided that the final Interest Period shall end on (and include) the Termination Date; and

(d)	in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Investment Grade” means any two of a rating of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited.

“Investors” mean the Initial Investors and their or any subsequent successors or assigns or transferees.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Leverage” means, for each Collection Period, the ratio of: (i) the principal amount outstanding of the Loans as at the last date of such Collection Period, less Restricted Cash (excluding amounts standing to the credit of the Debt Service Reserve Account) held by the Borrower as at the last date of such Collection Period (and for these purposes, calculating the outstanding principal amount of the Loans by reference to the USD Amount); to (ii) Annualised Ground Rents (in US Dollars, as evidenced by the Quarterly Rent Tape delivered with respect to the relevant Collection Period). For the avoidance of doubt, this definition will result in Leverage as of the Closing Date being equal to 8:25:1. An example of the Leverage calculation is attached as Schedule 14 (Example of Leverage Calculation), and provided that such example shall be without prejudice to the terms of this Agreement.

“Liabilities” means all present and future liabilities and obligations at any time of any Obligor and/or member of the Group to any Finance Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity (including by way of parallel debt) together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)

any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery by either Obligor of a Payment on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non- provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Tranche A Loan or a Tranche B Loan or an Additional Tranche Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50.01per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50.01 per cent of the Total Commitments immediately prior to that reduction), provided that any Commitment not denominated in USD shall be calculated by reference to the USD Amount which is notified to the Borrower or the Security Agent by the Agent, as applicable, no later than 2 Business Days after such calculation is required.

“Make-Whole” means an amount payable by the Borrower to the Original Lender pursuant to a Make-Whole Payment Notice.

“Make-Whole Payment Notice” means a notice served on the Borrower by the Lender setting out the premium payable to the Original Lender in relation to the amounts of the Loan being prepaid.

“Management Fee” means a non-cancellable (other than as provided for in clause 30.3(e)) management fee equal to 0.8 per cent per annum on the principal amount of the Loans outstanding, that is payable to the Servicer under Clause 30.3 (Compensation), which is equal to (in relation to any Collection Period) 0.2 per cent of the principal amount of the Loans outstanding as at the first day of the relevant Collection Period.

“Margin Stock” shall have the meaning given to that term in Regulation U. “Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents and/or their obligations under Clause 19.1 (Financial condition); or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Minimum Required Balance” means:

(a)

if no Dividend Restriction Event has occurred and is continuing, the greater of $5,000,000 or an amount that is sufficient to pay the interest accruing on the Loans under this Agreement for the next three Months (deeming the rate of interest applicable to the Loans to be the same as the rate of interest on the Loans for the then current Interest Period); and

(b)

if a Dividend Restriction Event has occurred and is continuing, the greater of $5,000,000 or an amount that is sufficient to pay the interest accruing on the Loans under this Agreement for the next six Months (deeming the rate of interest applicable to the Loans to be the same as the rate of interest on the Loans for the then current Interest Period).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Monthly Recurring Revenue” means the scheduled regular rents of the Borrower and each other member of the Group for the most recent month, net of value added or similar taxes for any jurisdiction, in respect of Property Assets and their related Contracts (but excluding any rents relating to Defaulted Contracts, and provided that for any Contract that does not pay on a monthly basis, the amount of rents included in Monthly Recurring Revenue calculation will be the monthly equivalent as determined by the Servicer in good faith and in a commercially reasonable manner (and in each case without double counting rent, whether previously included in a calculation of Monthly Recurring Revenue for a prior month or otherwise). For the avoidance of doubt, as of the Cutoff Date, the Monthly Recurring Revenue is $1,919,120.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that:

(a)	(i)	is maintained for employees of the Parent or any ERISA Affiliate and at least one Person other than the Parent and its ERISA Affiliates; or

(ii)	was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated; and

(b)	is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“New Lender” has the meaning given to that term in Clause 22 (Changes to the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 37.4 (Replacement of Lender).

“Obligor” means the Borrower or the Guarantor.

“Obligors’ Agent” means the Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Financial Statements” means:

(a)	audited statements for AP WIP Investments, LLC and Subsidiaries for the fiscal year ended 2016;

(b)	audited statements for AP WIP International Holdings, LLC and Subsidiaries for the fiscal years ended 2015 and 2016; and

(c)	audited statements for AP WIP Holdings LLC and Subsidiaries for the fiscal years ended 2015 and 2016.

“Original Jurisdiction” means, in relation to an Obligor or Security Provider or Secured Company, the jurisdiction under whose laws that Obligor or Security Provider or Secured Company is incorporated or organised as at the date of this Agreement.

“Ownership Documents” means each instrument whereby a member of the Group’s interest in, or ownership of, a Property Asset and rights under each Contract are recorded, including without limitation any purchase or fee simple deed, easement, lease assignment, lease contract, caveat against title, deed of usufruct, deed of personal servitude or surface right deed or assignments of rental income (or equivalent in any other jurisdiction).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law on 26 October 2001.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Payment Date” means the fifteenth (15th) day of a calendar month following a Collection Period End Date and the Termination Date. If a Payment Date would otherwise fall on a day which is not a Business Day, that Payment Date will instead fall on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Permitted Acquisition” means the acquisition by a member of the Group of an Asset (including by way of the acquisition of all of the issued share capital of a company incorporated or organised with limited liability that holds one or more Assets) that: (i) will (upon acquisition) produce Monthly Recurring Revenue (as would be reported on the Quarterly Rent Tape as described in sub clause (iii) below); (ii) is located in (and/or incorporated or established in, in the case of an acquired company) an Approved Jurisdiction and not in a Sanctioned Country; and (iii) such that, on the basis of the most recent Compliance Certificate and Quarterly Rent Tape delivered under this Agreement, after giving pro forma effect to the acquisition of each such Asset being treated as a Property Asset (and acquired company, if applicable) and any Permitted Acquisition or Disposals made since the delivery of the most recent Compliance Certificate and Quarterly Rent Tape (assuming that each such relevant Asset (which would be treated as a Property Asset) (and acquired company, if applicable) was acquired at the start of the Collection Period to which such Compliance Certificate and Quarterly Rent Tape relates), the Core Concentration Criteria (taken as a whole in the aggregate) in respect of Property

Assets and all related Contracts would be met, and in each case provided that: (1) the Borrower would have complied with its obligations under Clause 19.1 (Financial condition) for the most recently completed Collection Period, on the basis of the most recent Compliance Certificate and Quarterly Rent Tape delivered under this Agreement but on a pro forma basis assuming such acquisition had been made at the start of the Collection Period, (2) no Default is continuing or would occur as a result of the relevant acquisition, and (3) in the case of an acquisition of a company, such acquired company does not have any material contingent off-balance sheet liabilities, or material contingent environmental, litigation, pension or Tax liabilities in each case except to the extent fully taken into account in the purchase price for the relevant acquisition.

“Permitted Disposal” means any Disposal by a member of the Group of an asset (including by way of Disposal of all of the issued share capital of a member of the Group (other than the Borrower) that holds one or more asset) that is on arm’s length terms and for fair value provided that: (1) the Borrower would have complied with its obligations under Clause 19.1 (Financial condition) for the most recently completed Collection Period on the basis of the most recent Compliance Certificate and Quarterly Rent Tape delivered under this Agreement and (2) no Default is continuing or would occur as a result of the relevant Disposal and (3) provided that if the disposals in any quarter would reduce Monthly Recurring Revenue by any amount taking into account any additional Monthly Recurring Revenue since the last Quarterly Rent Tape, taken as a whole, and (i) Leverage exceeds 8.25:1 for the following Collection Period, then (ii) the net proceeds of such disposals (net of all transaction fees and payments under this Agreement) shall be restricted from payments out of the Group and may be released in full (without such restriction) when Leverage is at 8.25:1 or lower on any Payment Date. For the purposes of clarity, Leverage exceeding 8.25:1 under sub-clause (3)(i) above shall not be an Event of Default.

“Permitted Distribution” all payments made in the normal course by the Borrower, including distributions by the Borrower to the Guarantor, after all Loan payments as set out in Clause 31.5 for that period and payment of the Management Fee have been satisfied and no Dividend Restriction Event or Event of Default has occurred that is continuing or would occur as a result of making such payment.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under this Facility;

(b)

which constitutes a Subordinated Shareholder Loan, provided that in the case of a Subordinated Shareholder Loan described in paragraph (b) of the definition thereof, on or before the date on which such Subordinated Shareholder Loan is incurred, the Parent as the creditor of such Subordinated Shareholder Loan has granted security over its rights in respect of such Subordinated Shareholder Loan in favour of the Secured Parties on terms and in form and substance satisfactory to the Security Agent (acting on the instructions of the Majority Lenders);

(c)	which constitutes a Wider Group Related Company Loan;

(d)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under a Permitted Loan or a Permitted Guarantee;

(f)	any Treasury Transaction constituting spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(g)

any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes;

(h)

any Financial Indebtedness under paragraph (i)(A)(y) and (i)(B) of the definition thereof, incurred in the ordinary course of trading and provided that in the case of paragraph (i)(A)(y) no such payment is due more than ninety (90) days after the date of supply and in the case of paragraph (i)(B) no such payment is due more than ninety (90) days after the original invoice date; and

(i)	until the Closing Date, the Existing Financial Indebtedness.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance, payment or similar bond guaranteeing performance or payment by a member of the Group under any contract entered into in the ordinary course of trade; or

(c)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (c) of the definition of “Permitted Security; or

(d)	any guaranty provided to any party by the Guarantor.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)

Financial Indebtedness of a member of the Group which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (e), (f) and (g) of that definition); and

(c)	a loan made by a member of the Group to another member of the Group.

“Permitted Security” means:

(a)	the Transaction Security;

(b)	any Security arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Obligor or member of the Group;

(c)

any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(d)

any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness;

(e)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(f)	until the Closing Date, the Existing Security; or

(g)	any security created in favour of a third party over any Assets that forms part of the Excluded Group Security.

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by the Parent, which by their terms are not redeemable prior to the Termination Date and where such issue does not lead to a Change of Control of the Parent; or

(b)

shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms provided that if the member of the Group is not wholly- owned by another member of the Group the shares are issued to its Holding Company that is a member of the Group pro rata to its existing shareholding such that the ownership interest (direct or indirect) of the Borrower in such Subsidiary immediately prior to such issue is not diluted as a result.

“Plan” means a Single Employer Plan or Multiple Employer Plan.

“Principal Payment Amount” means, (i) with respect to any Collection Period End Date on which Leverage, as calculated with respect to such Collection Period End Date, exceeds 9:1, the amount by which the aggregate outstanding principal amount of the

Loans would be required to be reduced in order to cause Leverage, as of such Collection Period End Date, to not exceed 9:1, which amount may be paid on or before the Payment Date immediately following such Collection Period End Date in accordance with Clause 6.2 (Voluntary prepayment of Loans) (and for these purposes, calculating the outstanding principal amount of the Loans by reference to the USD Amount) and/or (ii) a payment required to be made pursuant to a Revolving Payment Notice and/or (iii) any payment amounts due to be paid as set out in a Make-Whole Payment Notice.

“Prohibited Assignee” means (i) any telecom or wireless related business, (ii) any person whose primary business is the acquisition or operation of wireless towers or the acquisition or operation of wireless tower sites, (iii) any obligor under a Contract, (iv) any wireless infrastructure fund or sponsor whose primary business competes with the business of any Obligor or member of the Group (excluding any banking entity or financial institution that has a function that is regularly engaged in or established for the purpose of the acquisition of or investment in debt), or (v) any private investment fund investing in distressed assets as identified in the Prohibited Assignee/Participant List, provided that the Borrower may identify no more than two additional investors by name to be added to the Prohibited Assignee/Participant List every year subject to the consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Prohibited Participant” means (i) any telecom or wireless related business, (ii) any person whose primary business is the acquisition or operation of wireless towers or the acquisition or operation of wireless tower sites, (iii) any obligor under a Contract, (iv) any wireless infrastructure fund or sponsor whose primary business competes with the business of any Obligor or member of the Group (excluding any banking entity or financial institution that has a function that is regularly engaged in or established for the purpose of the acquisition of or investment in debt), or (v) any private investment fund investing in distressed assets as identified in the Prohibited Assignee/Participant List, provided that the Borrower may from time to time identify no more than two additional investors by name to be added to the Prohibited Assignee/Participant List subject to the consent of the Agent (such consent not to be unreasonably withheld or delayed).

“Prohibited Assignee/Participant List” means the list of private investment funds delivered to the Agent in agreed form from time to time by the Borrower.

“Property Asset” means, at any time, any Asset as evidenced, and the Ground Rents relating to the Contracts in respect of such Assets which are included, at the Closing Date in the Asset Tape delivered to the Agent under Clause 4.1 (Initial conditions precedent) or, thereafter, in the most recent Quarterly Rent Tape which is delivered pursuant to Clause 18.1 (Financial statements and Quarterly Rent Tape) provided that each of the Assets (and their related Contracts, as applicable) satisfy the Core Concentration Criteria (taken as a whole in the aggregate) and the following criteria from time to time:

(a)

the Asset (and each of its related Contracts and counterparties to such Contracts) is located in an Approved Jurisdiction and not in a Sanctioned Country, and the Core Concentration Criteria (taken as a whole in the aggregate) in respect of the Assets and all related Contracts (by reference to the Asset Tape or the most recently delivered Compliance Certificate and Quarterly Rent Tape delivered under this Agreement (as applicable)) are met;

(b)

the maximum amount that the Borrower or other relevant member of the Group would at any time have to pay in order to prepay all of its relevant payment obligations in respect of each Ownership Document relating to each relevant Asset to which a Contract relates does not exceed 1.5 per cent of the outstanding principal amount of the Loans at that time;

(c)	the number of tenants or other counterparties to each relevant Contract relating to a relevant Asset is not less than one;

(d)

each relevant Contract relating to a relevant Asset is in writing and has been duly executed and authorised by each relevant tenant or counterparty to it and each relevant member of the Group and is in full force and effect and no notice of termination or act or rescission or repudiation has been given or occurred in respect of any such Contract or Asset, and the obligations expressed to be assumed by each relevant tenant or counterparty and each relevant member of the Group under such Contract are legal, valid, binding and enforceable obligations of each such entity;

(e)	each such Asset is fully operational such that it generates Monthly Recurring Revenue and has been accepted into service by the Borrower or the other relevant member of the Group;

(f)

each such Asset is recorded on the books and records of the Borrower (or the Servicer on its behalf) and appears on the Asset Tape (unless acquired after the Closing Date) and each Quarterly Rent Tape delivered under this Agreement (unless acquired after the relevant Collection Period End Date, in which event such Asset appears on each Quarterly Rent Tape delivered after the date of the relevant acquisition); and

(g)

each such Asset (and related Contract) is duly owned by the Group (and for the purposes of any Quarterly Rent Tape, any amount of Monthly Recurring Revenue relating to any such Asset and/or Contract shall only be reflected on such Quarterly Rent Tape to the extent that the relevant Asset is still owned by a member of the Group (and such Contract is not a Defaulted Contract) as at the relevant Collection Period End Date to which that Quarterly Rent Tape relates).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quarterly Rent Tape” shall mean for each Collection Period, a summary of, inter alia, all Property Assets and related Contracts owned by the Borrower and its Subsidiaries showing the Monthly Recurring Revenue (prepared on a basis substantially consistent with the agreed form delivered to the Agent under Clause 4.1 (Initial conditions precedent)), as most recently delivered to the Agent under Clause 4.1 (Initial conditions precedent) on or prior to the Closing Date and in respect of each Collection Period End Date thereafter in accordance with Clause 18.1 (Financial statements and Quarterly Rent

Tape) (and in each case which shows any Monthly Recurring Revenue not denominated in US Dollars converted to US Dollars at the relevant Agent’s Spot Rate of Exchange – US Dollars determined in accordance with that definition). An example of the form of Quarterly Rent Tape is attached as Schedule 13 (Example of Quarterly Rent Tape), and provided that such example shall be without prejudice to the terms of this Agreement.

“Quarterly Repayment” means the amount due to be paid by the Borrower as set out in the Revolving Payment Notice.

“Quasi-Security” means for a member of the Group or the Parent (i) to sell, transfer or otherwise dispose of (A) any assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group or (B) any of its receivables on recourse terms; (ii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or (iii) enter into any other preferential arrangement having a similar effect, in each case in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Real Property” means:

(a)	any freehold, leasehold or immovable property or other interest in real property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Register” has the meaning given to it in Clause 22.10 (Register).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor, Security Provider or Secured Company:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 17.2 (Status) to Clause 17.7 (Governing law and enforcement), Clause 17.10 (No default), paragraphs (a)(iv) and (c) of Clause 17.11 (No misleading information and Original Financial Statements), Clause 17.18 (Ranking) to Clause 17.20 (Legal and beneficial ownership) Clause 17.23 (Accounting Reference Date), Clause 17.22(b) (Group Structure Chart) and Clause 17.24 (Centre of main interests and establishments).

“Responsible Officer” means with respect to the Security Agent, any officer assigned to the corporate agency office of the Security Agent, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary, or any other officer of the Security Agent customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Cash” means the amounts credited to the Debt Service Reserve Account, the Account For Restricted Cash and the proceeds of any Permitted Asset Sale, in relation to the relevant Collection Period which amounts shall be held in reserve or applied by the Borrower for the purposes of (i) in the case of amounts standing to the credit of the Account For Restricted Cash: (a) making Permitted Acquisitions; or (b) for the repayment of the Loan if, pursuant to Clause 7.1 a mandatory prepayment of the Loans is required following a Permitted Asset Sale; and (ii) in the case of amounts standing to the credit of the Debt Service Reserve Account, pursuant to Clause 20.27 (Debt Service Reserve Account).

“Restricted Cash Account Control Agreement” means the US law deposit account control agreement entered into on or about the date of this Agreement between the Borrower, as customer, the relevant Account Bank (or as may be replaced from time to time), as account bank, and the Security Agent, as the secured party.

“Restricted Party” means any individual or entity that is: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws and regulations or in any official guidance in relation to such Sanctions laws and regulations) by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country, (v) to the best knowledge of any Obligor (acting with due care and enquiry), otherwise a target of Sanctions, or with whom it would be a breach of any applicable Sanctions for any Finance Party or any Affiliate of a Finance Party to deal or (vi) that the Obligor is aware (having made due enquiry) is acting on behalf of any of the persons listed in paragraphs (i) to (v) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Sanctions.

“Revolver Draw Notice” means a notice served on the Borrower and the Agent by the Lender setting out: (i) the amount of any Additional Tranche Loan that will be subject to a floating rate of interest; and (ii) the rate of interest to be charged in respect of that Additional Tranche Loan, so that an Additional Tranche Notice may be provided and Schedule 1 updated accordingly.

“Revolving Payment Notice” has the meaning given to it in Clause 5.1(b).

“Sanctions” means economic or financial sanctions or trade embargoes or other comprehensive prohibitions against transaction activity pursuant to anti-terrorism laws or export control laws imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctioned Country” means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Crimea (as defined and construed in the applicable Sanctions laws and regulations), Cuba, Iran, North Korea, Sudan and Syria.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Secured Company” means each member of the Group whose shares are subject to Transaction Security.

“Secured Obligations” means all the Liabilities and all other present and future liabilities and obligations at any time due, owing or incurred by each Obligor and member of the Group to any Secured Party under the Finance Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity.

“Secured Parties” means each Finance Party from time to time party to this Agreement, and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent’s Spot Rate of Exchange” means the Security Agent’s or its agent’s then prevailing rate of exchange for the purchase of the relevant currency with the relevant currency in the London foreign exchange market at or about 11:00am on a particular day.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent for the benefit of the Secured Parties and all proceeds of that Transaction Security;

(b)

all obligations expressed to be undertaken by an Obligor or Security Provider to pay amounts in respect of the Liabilities to the Security Agent as security agent for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Secured Company, an Obligor or Security Provider in favour of the Security Agent for the benefit of the Secured Parties; or

(c)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as security agent for the benefit of the Secured Parties.

“Security Provider” means each member of the Group that becomes a Security Provider after the Closing Date in accordance with Clause 20.30 (Conditions Subsequent) and Schedule 11 (Conditions Subsequent), provided that, for the avoidance of doubt, such member of the Group will no longer be a Security Provider if the share pledge granted by it has been released (and not reinstated) and its Subsidiary is thereby an Unrestricted Subsidiary.

“Security Release Notice” means the notice of release of Share Pledge Security delivered by the Borrower in the form set out in Schedule 15 or in any other form agreed by the Agent and the Borrower.

“Servicer” means AP Service Company, LLC, a Delaware limited liability company.

“Servicer Liabilities” means all present and future liabilities and obligations at any time of an Obligor and/or any member of the Group to the Servicer under this Agreement (including for the avoidance of doubt with respect to the Management Fee), both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)

any claim for breach of representation, warranty or undertaking or on an event of default or under any indemnity given under or in connection with any document or agreement evidencing or constituting any other liability or obligation falling within this definition;

(c)	any claim for damages or restitution; and

(d)	any claim as a result of any recovery on the grounds of preference or otherwise,

and any amounts which would be included in any of the above but for any discharge, non- provability, unenforceability or non-allowance of those amounts in any insolvency or other proceedings.

“Share Pledge Security” means each of the share pledges or other similar agreements listed in Schedule 9 (Share Pledge Security) to be granted by the Security Providers, over the shares in the Secured Companies listed therein, in favour of the Security Agent on behalf of the Secured Parties as described in Schedule 11 (Conditions Subsequent) but which shall exclude any Excluded Group Security that has been released in accordance with Clause 24(b) (Changes to the Obligors, Release of Share Pledge Security and Additional Deposits into the Account For Restricted Cash).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that

(a)	(i)	is maintained for employees of the Parent or any ERISA Affiliate and no Person other than the Parent and the ERISA Affiliates; or

(ii)	was so maintained and in respect of which the Parent or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; and

(b)	is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Solvent” shall mean that:

(a)

the sum of the “fair value” of the assets of the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, exceeds the sum of all of their debts, taken as a whole, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(b)

the “present fair saleable value of the assets” of the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured;

(c)

the capital of the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, are or are about to become engaged in; and

(d)

the Parent or the Borrower (as applicable) and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

For the purposes of clauses (a) through (d) above, (i)(1) “debt” means liability on a “claim” and (2) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (ii) the amount of any contingent unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor Affiliate” means each Initial Investor, each of its Affiliates, any trust of which such Initial Investor or any of its Affiliates is a trustee, any partnership of which such Initial Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, such Initial Investor or any of its Affiliates (and which shall include, for the avoidance of doubt, members of the Wider Group).

“Subordinated Shareholder Loan” means any loan:

(a)	made in cash to the Parent by any direct or indirect shareholder of the Parent, the cash proceeds of which are lent or made available to the Borrower; or

(b)	made in cash to the Borrower by the Parent and which is subject to the Transaction Security,

in each case recorded, evidenced, made or incurred pursuant to a Subordinated Shareholder Loan Agreement and which is subordinated to the Facility (including in the case of paragraph (b) above, with respect to customary mechanics allowing for release and disposal of the loan upon any Enforcement Action being taken in relation to the Transaction Security and customary turnover mechanics) on terms and in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

“Subordinated Shareholder Loan Agreement” means any written agreement, instrument, note or other document evidencing the terms of a Subordinated Shareholder Loan, and in each case, provided that it contains the subordination provisions substantially in the form set out in Schedule 19, in the agreed form.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006, provided that no Unrestricted Subsidiary shall be deemed to be a Subsidiary of a member of the Group.

“Successor Agent” means a person that is a Lender, an Affiliate of a Lender or a person that is regularly engaged in the business of acting as agent, facility agent, trustee, paying agent or other equivalent role in respect of loans, notes or other financial instruments.

“Successor Security Agent” means a person that is a Lender, an Affiliate of a Lender or an Acceptable Bank or a person that is regularly engaged in the business of acting as security agent, security trustee or other equivalent role in respect of Security provided in respect of loans, notes or other financial instruments.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” 30 October 2027.

“Tier One Closing Date Tenant” means, any tenant or other counterparty to a Contract that is noted as a “Tier One Tenant” as at the Closing Date in the Quarterly Rent Tape delivered to the Agent under Clause 4.1 (Initial conditions precedent) on or prior the Closing Date and which, for the avoidance of doubt, are each of the entities listed in Schedule 8 (Tier One Tenants at Closing Date).

“Tier One Tenant” means, at any time, any Tier One Closing Date Tenant and any other publically traded cell tower company that is a tenant or counterparty to a relevant Contract, provided in each case that, at such time, any such person or its parent must be rated at least investment grade in each relevant jurisdiction by at least one internationally recognised rating agency and provided that (notwithstanding the foregoing) any such tenant or other relevant counterparty’s obligations that are (at that time) unconditionally guaranteed by American Tower Corporation (or a Subsidiary or Affiliate thereof) with respect to all of its payment obligations under such Contract shall be a Tier One Tenant at such time.

“Total Additional Tranche Commitments” means the aggregate of the Tranche C Commitments, the Tranche D Commitments and the Tranche E Commitments as such Additional Tranche may following their establishment in accordance with Clause 2.2 be increased from time to time by the amount specified in writing in each Increase Confirmation by the Borrower, the Agent and the relevant Lender(s) in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Total Commitments” means the aggregate of the Total Tranche A Commitments, Total Tranche B Commitments and the Total Additional Tranche Commitments.

“Total Tranche A Commitments” means the aggregate of the Tranche A Commitments, being €115,000,000.00 at the date of this Agreement as such Tranche A Commitments may thereafter be increased from time to time by the amount specified in writing in each Increase Confirmation by the Borrower, the Agent and the relevant Lender(s) in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Total Tranche B Commitments” means the aggregate of the Tranche B Commitments, being £100,000,000.00 at the date of this Agreement as such Tranche B Commitments may thereafter be increased from time to time by the amount specified in writing in each Increase Confirmation by the Borrower, the Agent and the relevant Lender(s) in accordance with Clause 4.4 (Increases in aggregate amount of Total Commitments).

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Tranche” means Tranche A, Tranche B or an Additional Tranche.

“Tranche A” means the euro term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Tranche A Loan” means the loan made or to be made under Tranche A (including all sub tranches) or the principal amount outstanding for the time being of that loan.

“Tranche B” means the Sterling term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Tranche B Loan” means the loan made or to be made under Tranche B (including all sub tranches) or the principal amount outstanding for the time being of that loan.

“Tranche C” means the CAD term loan facility made available under this Agreement as described in Clause 2.1 (The Facility) and as set out in an Additional Tranche Notice.

“Tranche C Loan” means the loan made or to be made under Tranche C (including all sub tranches) or the principal amount outstanding for the time being of that loan.

“Tranche D” means the AUD term loan facility made available under this Agreement as described in Clause 2.1 (The Facility) and as set out in an Additional Tranche Notice.

“Tranche D Loan” means the loan made or to be made under Tranche D (including all sub trances) or the principal amount outstanding for the time being of that loan.

“Tranche E” means the USD term loan facility made available under this Agreement as described in Clause 2.1 (The Facility) and as set out in an Additional Tranche Notice.

“Tranche E Loan” means the loan made or to be made under Tranche E (including all sub tranches) or the principal amount outstanding for the time being of that loan.

“Transaction Documents” means the Finance Documents, the Constitutional Documents and any other document, instrument or agreement designated as such by the Agent and the Borrower.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent for the benefit of the Secured Parties pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the Borrower Share Pledge and each other document listed in paragraph 2(c) of Schedule 2 (Conditions Precedent), each document required to be provided under Clause 20.30 (Conditions Subsequent) and Schedule 11 (Conditions Subsequent) together with any other document entered into by any Obligor or Security Provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents but shall not include any Share Pledge Security which has become Excluded Group Security.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Subsidiary” means any Subsidiary (direct or indirect) of the Borrower whose shares are Excluded Group Security.

“US” means the United States of America.

“USD Amount” means, with respect to the Loans and any day, the amount of Dollars equal to the principal amount outstanding of the Loans on such day, converted to Dollars using the applicable Agent’s Spot Rate of Exchange – US Dollar, as determined by the Agent.

“US Person” means a Person that is a “United States person”, as defined in Section 7701(a)(30) of the Code.

“Utilisation Date” means the date on which the relevant Loan is made.

“Utilisation Request” means the request delivered by the Borrower in the form set out in Schedule 3 (Utilisation Request) or in any other form agreed by the Agent and the Borrower.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wider Group” means any direct or indirect Subsidiary of the Parent or AP Tower Investments LLC or any of its direct or indirect Subsidiaries or any other direct or indirect Subsidiary of the Initial Investors (not being a direct or indirect shareholder of the Parent) (in each case not being a member of the Group).

“Wider Group Related Company Loan” means any loan made in cash from any member of the Wider Group which is made to a member of the Group and recorded, evidenced, made or incurred pursuant to a Wider Group Related Company Loan Agreement and which is subordinated to the Facility (including with respect to customary mechanics allowing for release and disposal of the loan upon any Enforcement Action being taken in relation to the Transaction Security and customary turnover mechanics) on terms and in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders).

“Wider Group Related Company Loan Agreement” means any written agreement, instrument, note or other document evidencing the terms of any Wider Group Related Company Loan, in the form set out in Schedule 20 (Intercompany Note) or in any other form agreed by the parties thereto, in each case, provided that it contains the subordination provisions substantially in the form set out in Schedule 19 (Wider Group Related Company Loan Agreement).

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

1.2.	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)

the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, any “Security Provider”, any “Secured Company”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any other person from time to time appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)

as between the Agent and any member of the Group, a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)

a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended or restated from time to time (whether or not the relevant amendment, novation, supplement, extension or restatement was contemplated at the date of this Agreement), and including cases where the amendments concerned involve an increase, extension or other change (however great) to any facility or the grant of any additional facility (however great);

(v)	a “group of Lenders” includes all the Lenders;

(vi)

“guarantee” means (other than in Clause 16 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)

references to “shares” and “share capital” includes ordinary and preferred share capital of a company incorporated under the laws of England and Wales and in relation to a company incorporated under the laws of another jurisdiction shall include interests therein which are similar to the foregoing and for the avoidance of doubt, in relation to a limited liability company organized under the laws of a state of the United States of America (an “LLC”), includes the limited liability company membership interest (the “LLC Interest”) of such LLC, howsoever denominated (and shareholder and similar expressions shall be construed accordingly (and, in the case of an LLC, shareholder shall refer to a member or holder of the LLC Interest (as the case may be), of such LLC)) (and shareholder and similar expressions shall be construed accordingly);

(xi)

a “finance lease” or a “capital lease” is any lease which would in accordance with the Accounting Principles (as in effect on the date of this Agreement), be treated as a finance or capital lease but shall exclude any lease, concession, licence of property or other arrangement (or guarantee thereof) which would be considered an operating lease under the Accounting Principles (as in effect on the date of this Agreement) which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles;

(xii)	a provision of law is a reference to that provision as the same may have been, or may from time to time hereafter be, amended or re-enacted; and

(xiii)	a time of day is a reference to New York time unless otherwise specified.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3.	Currency symbols and definitions

(a)	“$”, “USD”, “US Dollars”, “Dollars” and “dollars” denote the lawful currency of the United States.

(b)	“£”, “GBP” and “Sterling” means the lawful currency of the United Kingdom.

(c)	“€”, “EUR” and “euro” denote the single currency of the Participating Member States.

(d)	“CAD” and “Canadian Dollars” denote the lawful currency of Canada.

(e)	“AUD” and “Australian Dollars” denote the lawful currency of Australia.

1.4.	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)

Subject to Clause 37.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)

Notwithstanding anything herein to the contrary, the Account Bank shall be a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1.	The Facility

(a)

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility (made available in euro) in an aggregate amount equal to the Total Tranche A Commitments and a term loan facility (made available in Sterling) in an aggregate amount equal to the Total Tranche B Commitments.

(b)

Any Additional Tranche may be made available to the Borrower in accordance with Clause 2.2 (Additional Tranches). Following the granting of an Additional Tranche Loan (or any sub tranche of such Additional Tranche Loan) Schedule 1 shall be updated by the Agent to include the details of such Additional Tranche Loan. Accordingly the Agent shall provide the Lender with a copy of the updated Schedule 1 on each Quarter Date.

2.2.	Additional Tranches

(a)

Subject to this Clause 2.2, the Borrower may at any time by giving written notice to the Agent, notify the Agent that the Total Commitments will be increased by delivering to the Agent a duly completed Additional Tranche Notice setting out the details of the Additional Tranche Commitment to be granted by the Original Lender to the Borrower.

(b)	Each Additional Tranche Notice once served shall be irrevocable.

(c)	The establishment of the Additional Tranche shall only be effective if:

(i)	on the execution of an Additional Tranche Notice by the Borrower and the Original Lender and delivery of such executed notice to the Agent;

(ii)	no Default is continuing or would result from the proposed Additional Tranche being advanced;

(iii)	the granting of the Additional Tranche will not cause the Borrower to breach any of the terms of this Agreement (including the conditions for Utilisation set out in Clause 4 hereof);

(iv)	as at the date of giving effect to the Additional Tranche Commitments, all representations and warranties in Clause 17 (Representations) are true in all material respects; and

(v)

the Total Commitments hereunder does not exceed £1,000,000,000 (where any Commitments denominated in a currency other than USD shall be converted into USD at the Agent’s Spot Rate of Exchange – US Dollars);

(d)	By signing an Additional Tranche Notice as Lender, the Original Lender agrees to commit the Additional Tranche Commitments set out against it in that notice.

(e)

The Agent is authorised by the Group to disclose the terms of any Additional Tranche Notice to any of the other Finance Parties and, upon request by the other Finance Parties, will promptly disclose such terms to the other Finance Parties.

(f)

The provisions of this Agreement will apply to the Additional Tranche and the related Additional Tranche Commitments and the provisions of Clause 4 (Conditions of Utilisations and Utilisation of the Loans) will apply to all Loans under the relevant Additional Tranche Commitments.

(g)	Clause 22.4 shall apply mutatis mutandis in this Clause 2.2 in relation to the Original Lender.

(h)

The Original Lender hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Finance Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Additional Tranche Loans or commitments increased or extended pursuant to this Clause.

(i)	Nothing in this Clause 2.2 shall oblige the Original Lender to provide any Additional Tranche Commitment.

2.3.	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents to which such Finance Party is a party, separately enforce its rights under the Finance Documents.

2.4.	Obligors’ Agent

(a)

Each Obligor (other than the Borrower) by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Borrower on its behalf to supply all information concerning that Obligor contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, the Utilisation Request), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had supplied such information, given the notices and instructions (including, without limitation, the Utilisation Request) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to that other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1.	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facility towards:

(i)	refinancing the Existing Financial Indebtedness;

(ii)	funding the Debt Service Reserve Account in an amount such that the balance standing to the credit of the Debt Service Reserve Account on the Closing Date is equal to $5,000,000;

(iii)	funding the Account For Restricted Cash;

(iv)	working capital including general corporate purposes, in each case as described in the Funds Flow Statement.

3.2.	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION AND UTILISATION OF THE LOANS

4.1.	Initial conditions precedent

(a)

The Lenders will only be obliged to make any Loan hereunder available if on or before the Utilisation Date for such Loan, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2.	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to make the Loans hereunder (other than Loans to which Clause 4.4 (Increases in aggregate amount of Total Commitments) applies) available on the Utilisation Date if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loans; and

(b)	all the representations and warranties in Clause 17 (Representations) are true in all material respects;

(c)

the Borrower has delivered to the Agent a certificate signed by a duly authorised signatory of the Borrower confirming that pro forma for the proposed utilisation on the Utilisation Date and the use of proceeds of the Loans, the Obligors would be in compliance with Clause 19.1 (Financial condition) (except that for the purpose of this paragraph (c) and paragraph (b) of Clause 19.1 (Financial condition), Leverage shall not exceed 8.25:1) tested by reference to the Quarterly Rent Tape; and

(d)

the Borrower has delivered to the Agent a duly completed Utilisation Request not later than 10.30 a.m. (New York time) on the date falling one Business Day before the proposed Utilisation Date, which Utilisation Request must specify the proposed Utilisation Date (which must be the next Business Day thereafter) and must be in the form attached as Schedule 3 (Utilisation Request) and which (once given) is irrevocable.

4.3.	Maximum number of Loans

(a)	The Facility will be utilised as follows:

(i)	in one Tranche A Loan and one Tranche B Loan in an aggregate amount, on the Closing Date, equal to the Total Commitments in effect on the Closing Date;

(ii)

on any Increase Date, subject to Clause 4.4 (Increases in aggregate amount of Total Commitments), in an amount equal to the increase of Total Commitments under a Tranche applicable to such Increase Date; and

(iii)

following the establishment of any Additional Tranche, subject to Clause 2.2 (Additional Tranches), on the Utilisation Date for the Additional Tranche in an amount equal to the Additional Tranche Commitments applicable to such Additional Tranche.

(b)

No request that a Loan be divided may be delivered, provided that the utilisation (and subsequent consolidation) of any Loans occurring in accordance with paragraph (a)(ii) above shall not constitute any such request.

4.4.	Increases in aggregate amount of Total Commitments

(a)

The Borrower, by giving written notice to the Agent, may request that the Commitments relating to any Tranche be increased in an aggregate amount of up to any amounts so agreed by any relevant Lender, or any relevant bank, financial institution, trust, fund or other entity which will become Party as a Lender in accordance with this Clause 4.4, (the “Increase Lender”), and that any relevant Increase Lenders make available such increased Commitments by way of Loan as follows:

(i)

the increased Commitments will be assumed by any Increase Lender that confirms in writing (in a form substantially in the form set out in Schedule 17 or any other form agreed between the Agent, the relevant Lender and the Borrower, which shall be designated a Finance Document (the “Increase Confirmation”)) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume;

(ii)

each of the Obligors and such Increase Lender, and each of the other Finance Parties and such Increase Lender, shall assume obligations towards one another and/or acquire rights against one another as if the Increase Lender were an Original Lender in respect of such increased Commitments;

(iii)	the Commitments of the other Lenders shall continue in full force and effect; and

(iv)

any increase in the Commitments relating to the Facility shall take effect on the date specified by the Borrower as the “Increase Date” in the Increase Confirmation and such Increase Date shall also constitute the Utilisation Date for the relevant Loan(s) (provided in each case that the conditions set out in paragraph (b) below have been met and the related funding occurs).

(b)

On each Increase Date, the Increase Lender(s) will only be obliged to (i) make the amount of the increase of the Total Commitments applicable to such Increase Date available to the Borrower and (ii) make the relevant Loan(s) corresponding to such amount of the increase of the Total Commitments applicable to such Increase Date available to the Borrower on the Increase Date if, on or before such Increase Date, the Agent has received from the Borrower all of the documents and other evidence specified in paragraph (c) of this Clause 4.4 (each in form and substance satisfactory to the Agent, acting on behalf of each Increase Lender). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(c)	In connection with each Increase Date, the Borrower shall deliver to the Agent the following documents and evidence:

(i)

an Increase Confirmation (signed by the Agent, the relevant Increase Lender(s) and the Borrower), which must specify the Borrower as the borrower of the Loan(s), and must be delivered to the Agent no later than 10.30 a.m. (New York time) on the date falling one Business Day before the proposed Increase Date;

(ii)	a certificate of the Borrower confirming that on the date of the Increase Confirmation and on the proposed Increase Date:

(A)	no Default is continuing or would result from the proposed Loans; and

(B)	all the representations and warranties in Clause 17 (Representations) are true in all material respects;

(iii)

a certificate to be executed by the Obligors and any Security Provider confirming that the guarantees of the Obligors will continue to be guarantees in respect of, and the Transaction Security Documents will continue to secure, the full amount of the Total Commitments following the relevant increase on the proposed Increase Date;

(iv)

a certificate of the Borrower confirming that (on a pro forma basis assuming the incurrence in full of the relevant amount of the Total Commitments to be so increased and utilised on the relevant Increase Date but excluding the cash proceeds drawn down), the Obligors would have been in compliance with Clause 19.1 (Financial condition) (except that for the purpose of this paragraph (iv) and paragraph (b) of Clause 19.1 (Financial condition), Leverage shall not exceed 8.25:1) for the most recent Collection Period End Date in respect of which the relevant financial statements, Quarterly Rent Tape and Compliance Certificate have been delivered in accordance with this Agreement;

(v)	a certificate of the Borrower confirming that the information provided in the most recently delivered Compliance Certificate is accurate in all material respects as of the Increase Date;

(vi)	a flow of funds statement agreed by the Agent and the Borrower, setting forth the application of the proceeds of the Loan to be made on such Increase Date.

(d)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to such Increase Lender becoming party to the relevant Finance Documents as a Lender.

SECTION 3

REPAYMENT, PREPAYMENT AND CANCELLATION

5.	REPAYMENT

5.1.	Repayment of the Loans

(a)	Subject to paragraph (b) below, the Borrower shall repay each Loan on the Termination Date.

(b)

The Lenders may by not less than 5 Business Days’ prior written notice to the Agent and the Borrower request the repayment of a principal amount of a Loan specified in such notice (the “Revolving Payment Notice”) whereupon the Borrower shall repay an amount of the Loan specified in the relevant Revolving Payment Notice together with all accrued but unpaid interest thereon.

(c)	Any principal amount of a Loan repaid pursuant to paragraph (b) above may not be subsequently re-borrowed by the Borrower.

6.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

6.1.	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in a Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent and the Borrower upon becoming aware of that event (with a copy to the Security Agent);

(b)	upon the Agent notifying the Borrower, each Commitment of that Lender will be immediately cancelled; and

(c)

to the extent that the Lender’s participation has not been transferred pursuant to this Agreement, the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

6.2.	Voluntary prepayment of Loans

(a)

Subject to paragraph (b) below, the Borrower may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree or save as set out in paragraph (ii) below) prior notice, prepay (without penalty, fees or premium) together with any Make-Whole, accrued and unpaid interest and any other commercially reasonable, properly invoiced fees, costs and expenses payable by the Lender to third parties who assists with administering the Loans, the whole or any part of a Loan provided that:

(i)

if the prepayment is in part (except as set out in paragraph (ii) below), the prepayment must be in an amount which reduces that Loan by a minimum amount of £1,000,000 (or its equivalent in the relevant currency of that Loan); and

(ii)

if the Borrower notifies the Agent at the time of the prepayment that a Principal Payment Amount is being prepaid in order to avoid any breach anticipated by it in good faith to arise under paragraph (b) of Clause 19.1 (Financial condition) in respect of any Collection Period End Date (which the Borrower may only do prior to the date on which the relevant Quarterly Financial Statements, Quarterly Rent Tape and Compliance Certificate relating to that Collection Period End Date are required to be delivered in accordance with this Agreement) no such minimum prepayment amounts (as referred to in paragraph (i) above) shall apply to any such prepayment and the Borrower shall only be required to give the Agent not less than three Business Days’ notice of any such prepayment.

(b)

The Borrower may only make a voluntary prepayment of the whole of any Loan under paragraph (a) above if it has paid, or will pay in connection with such prepayment, in full all amounts due and owing to the Security Agent.

7.	MANDATORY PREPAYMENT AND CANCELLATION

7.1.	Exit and sale

(a)	For the purpose of this Clause 7.1:

“Flotation” means the listing or admission to trading of all or any part of the share capital of any member of the Group (or Holding Company of any member of the Group) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to any member of the Group (or Holding Company of any member of the Group).

“Permitted Asset Sale” means sale of all or substantially all of the assets of the Borrower where:

(i)

the net cash proceeds of such asset sale (calculated at the time of completion of the sale) (the “Permitted Asset Sale Proceeds”) will be sufficient to prepay all outstanding Loans together with any accrued and unpaid interest, Make-Whole and any other commercially reasonable, properly invoiced fees, costs and expenses payable by the Lender to third parties who assist administer the Loans that would be due if such proceeds were following such sale applied in voluntary prepayment of the Loans pursuant to Clause 6.2 (Voluntary prepayment of Loans) together with any outstanding reasonable and invoiced fees, costs, expenses and indemnities (except indemnities not yet due and payable) of the Security Agent;

(ii)	the Borrower has delivered to the Agent a certificate before the date of such sale confirming that:

(A)	the Permitted Asset Sale Proceeds will be sufficient to prepay the Loans and any other amounts required to be paid pursuant to Clause 6.2 (Voluntary prepayment of Loans); and

(B)	following such sale, it will be in compliance with all obligations under Clause 19.1 (Financial condition); and

(iii)	the Permitted Asset Sale Proceeds are:

(A)

placed in the Account For Restricted Cash pending their re-investment in replacement Property Assets, which Property Assets shall be acquired in Permitted Acquisitions, that become subject to Security (by virtue of a share pledge by the Borrower or the relevant member of the Group in respect of the related Subsidiary thereof) to secure the Loans within 9 months of such sale; or

(B)	after 9 months of such Permitted Asset Sale, applied in prepayment of the Loans in full pursuant to Clause 6.2 (Voluntary prepayment of Loans).

“Permitted Equity Sale or IPO” means a sale of more than 50 per cent of the equity of the Associated business to investors with telecom sector experience and at least $1,000,000,000 or equivalent of assets (including at least $250,000,000 or equivalent invested in telecom or infrastructure assets for at least two years) or an IPO of less than 60% of the Associated business where Associated retains management and/or board responsibilities).

(b)	Upon the occurrence of:

(i)	any Flotation; or

(ii)	a Change of Control,

in each case other than pursuant to a Permitted Asset Sale or a Permitted Equity Sale or IPO, the Facility will be cancelled and all outstanding Loans, together with accrued interest, any Make-Whole and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(c)

If at any Collection Period End Date there are in aggregate less than 1000 Property Assets, the Lenders may by not less than 40 Business Days’ notice to the Agent and the Borrower request that all outstanding Loans be prepaid whereupon all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become due and payable on the date specified in such notice. Any such prepayment shall not be subject to the payment of any Make-Whole.

8.	RESTRICTIONS

8.1.	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 6 (Illegality, voluntary prepayment and cancellation) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.)

8.2.	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any applicable Make-Whole, without premium or penalty.

8.3.	No reborrowing of Facility

The Borrower may not re-borrow any part of the Facility which is prepaid.

8.4.	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

8.5.	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.6.	Agent’s receipt of Notices

If the Agent receives a notice under Clause 6 (Illegality, voluntary prepayment and cancellation), it shall promptly forward a copy of that notice or election to the Borrower, the Security Agent and the affected Lender, as appropriate.

8.7.	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Loan is repaid or prepaid and is not available for redrawing, an amount of that Lender’s Commitment (equal to the amount in Sterling or euros, US Dollars, Canadian Dollars or Australian Dollars as applicable, of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.8.	Application of prepayments

Any prepayment of a Loan (other than a prepayment pursuant to Clause 6.1 (Illegality) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 4

COSTS OF UTILISATION

9.	INTEREST

9.1.	Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	in respect of each Tranche, including all related sub-tranches, such rate of interest per annum as noted in Schedule 1; and

(ii)	in respect of each Additional Tranche Loan, the percentage per annum specified in the Additional Tranche Notice for that Additional Tranche Loan,

as notified by the Lenders to the Agent and the Borrower pursuant to Clause 9.4 (Notification of rates of interest).

(b)

Each Tranche may include sub-tranches, which for the purpose of clarity, may have different rates of interest than other Loans under a related Tranche. Any such different rates of interest will be updated and set out in Schedule 1.

(c)	The Agent shall be responsible for and shall continually keep the contents of Schedule 1 updated and will provide a copy of the updated Schedule 1 to the Lenders on each Quarter Date.

(d)	The Agent shall, 5 Business Days prior to each Payment Date, send a notice to the Borrower setting out the interest due to be paid for the relevant period.

(e)

For any floating interest rate portion of any Tranche (or sub-tranche), the interest rate shall be the rate of interest as reported in the Revolver Draw Notice delivered to the Borrower and Agent 5 days prior to a Quarter Date by the Lender for each relevant Interest Period. Such interest rate shall be incorporated by the Agent into the interest notice for any quarter and delivered to the Borrower.

9.2.	Payment of interest

The Borrower shall pay accrued interest on each Loan (in the applicable amount specified in the notice referred to in Clause 9.1(d) above) on each Payment Date.

9.3.	Default interest

(a)

Interest shall accrue on each Unpaid Sum (or, as the case may be, the balance thereof outstanding) from its due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate at which it would have accrued if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the Interest Period relating to that Loan which was current when it became due; and

(ii)

the rate of interest applicable to that Unpaid Sum during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have been applicable if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) accruing on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable thereto but will remain immediately due and payable.

9.4.	Notification of rates of interest

The Agent shall notify the Lenders and the Borrower of the rate of interest under this Agreement (such rate of interest as set forth in Schedule 1) not later than 5:00 p.m. on the Business Day following receipt by the Agent of a Utilisation Request, a Revolver Draw Notice or Additional Tranche Notice, as applicable.

10.	FEES

10.1.	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

10.2.	Security Agent fee

The Borrower shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

SECTION 5

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1.	Definitions

(a)	In this Agreement:

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) with respect to any Finance Party, that are Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in the Facility or Finance Documents), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Facility or an Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Facility or Commitment or (ii) such Lender changes its Facility Office, except in each case to the extent that, pursuant to Clause 11 (Tax gross up and indemnities), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Finance Party’s failure to comply with paragraph (f) of Clause 11.2 (Tax gross-up) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Finance Document; and (b) any additional payment which a Lender makes to any provider of its sources of capital as a consequence of any legal obligation which such Lender has to make any deduction or withholding for or on account of Taxes in respect of its sources of capital.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to: (1) a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document; or (2) any amounts payable by a Lender of the kind referred to in (b) of the definition of Indemnified Taxes.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2.	Tax gross-up

(a)	Each Obligor, and any withholding agent making payments under the Finance Documents, shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Borrower shall, promptly upon becoming aware that an Obligor or applicable withholding agent must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent and the Security Agent accordingly. Similarly, a Lender shall notify the Agent and the Security Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent or Security Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor or applicable withholding agent under any Finance Document and if such Tax is an Indemnified Tax, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction of an Indemnified Tax had been required.

(d)

If an Obligor or applicable withholding agent is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

As soon as is reasonably practicable after the making of either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall, or shall cause the relevant Obligor or withholding agent to deliver to the Agent and the Security Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	(1)

Any Finance Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower, the Agent and the Security Agent, at the time or times reasonably requested by the Borrower, the Agent and the Security Agent, such properly completed and executed documentation reasonably requested by the Borrower, the Agent or the Security Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Finance Party, if reasonably requested by the Borrower, the Agent or the Security Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Agent or the Security Agent as will enable the Borrower, the Agent or the Security Agent to determine whether or not such Finance Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Clause 11.2(f)(i)(A), (ii)(B)(2) and (ii)(B)(4) below) shall not be required if in the Finance Party’s reasonable judgment such completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such person.

(i)	Any Finance Party that:

(A)

is a US Person shall deliver to the Borrower, the Agent and the Security Agent on or prior to the date on which such Finance Party becomes a Finance Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Agent or the Security Agent), executed copies of Internal Revenue Service Form W-9 certifying that such Finance Party is exempt from US federal backup withholding tax; and

(B)

is not a US person shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Agent or the Security Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a Finance Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Agent or the Security Agent), whichever of the following is applicable:

(1)

in the case of a Finance Party claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of Internal Revenue Service

Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, Internal Revenue Service Form W-8BEN or W- 8BEN-E (as applicable) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of Internal Revenue Service Form W-8ECI;

(3)

in the case of a Finance Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Part A of Schedule 7 (Forms of U.S. tax compliance certificate) to the effect that such Finance Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (as applicable); or

(4)

to the extent a Finance Party is not the beneficial owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Part B of Schedule 7 (Forms of U.S. tax compliance certificate) or Part C of Schedule 7 (Forms of U.S. tax compliance certificate), Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Finance Party is a partnership and one or more direct or indirect partners of such Finance Party are claiming the portfolio interest exemption, such Finance Party may provide a US Tax Compliance Certificate substantially in the form of Part D of Schedule 7 (Forms of U.S. tax compliance certificate) on behalf of each such direct and indirect partner

(C)

any Finance Party shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Agent and the Security Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Finance Party becomes a Finance Party under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower, the Agent or the Security Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Finance Party under any Finance Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Finance Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Finance Party shall deliver to the Borrower, the Agent and the Security Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Agent or the Security Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower, the Agent and the Security Agent to comply with their obligations under FATCA and to determine that such Finance Party has complied with such Finance Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Finance Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Agent and the Security Agent in writing of its legal inability to do so.

11.3.	Tax indemnity

(a)

The Borrower shall (within ten Business Days of written demand by the Agent) pay to a Protected Party an amount equal to any Indemnified Tax which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of any Indemnified Tax by that Protected Party to the extent such Indemnified Tax is not compensated for by any increased payment under Clause 11.2 (Tax gross-up).

(b)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(c)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Agent.

11.4.	Treatment of certain refunds

If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Clause 11 (including by the payment of additional amounts pursuant to this Clause 11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Clause 11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Clause 11.4 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Clause 11.4, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Clause 11.4 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

11.5.	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Protected Party against any cost, loss or liability that Protected Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6.	VAT

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT and (where this paragraph (i) applies) the Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under grouping rules (as provided for in Article 11 of EC Council Directive 2006/112/EC as amended or as implemented by a member state of the European Union).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.	INCREASED COSTS

12.1.	Increased costs

(a)

Subject to Clause 12.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment.

12.2.	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

12.3.	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because such tax is an Excluded Tax;

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on

Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 12.3:

(i)	reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions); and

(ii)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

13.	OTHER INDEMNITIES

13.1.	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2.	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within 10 Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower (or the Parent on its behalf).

13.3.	Indemnity to the Agent

The Borrower shall promptly indemnify, defend and hold harmless the Agent and its respective officers, directors, employees, representatives and agents against:

(a)

any cost, loss, expense (including reasonable legal and agents’ fees and expenses) claim, obligation, damage or liability of whatever kind or nature incurred by the Agent or any of them directly or indirectly (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine and signed or presented by the proper party or parties; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct or fraud) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the gross negligence, wilful misconduct or fraud of the Agent) in acting as Agent under the Finance Documents.

13.4.	Indemnity to the Security Agent

(a)

Each Obligor jointly and severally shall promptly indemnify, defend and hold harmless the Security Agent and every Receiver and Delegate and their respective officers, directors, employees, representatives and agents against any cost, loss, expense (including reasonable attorneys’ and agents’ fees and expenses), claim, obligation, damage or liability of whatever kind or nature, incurred by any of them directly or indirectly as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine and signed or presented by the proper party or parties;

(iii)	the taking, holding, protection or enforcement of the Transaction Security or the administration of any Finance Documents;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property or the Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct in each case as determined by a final non-appealable judgment issued by a court of competent jurisdiction).

(b)

Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 13.4 will not be prejudiced by any release or disposal under Clause 26.32 (Authority of Security Agent for Releases) taking into account the operation of that Clause.

(c)

The Security Agent and every Receiver and Delegate may, in priority to any payment to the other Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

13.5.	Transaction indemnity

(a)

The Parent shall (or shall procure that an Obligor will), within 5 Business Days of demand, indemnify defend and hold harmless each Finance Party, each Affiliate of a Finance Party and each officer, director, representative, agent or employee of a Finance Party or its Affiliate, against any cost, loss expense (including reasonable attorneys’ and agents’ fees and expenses), claim, obligation, damage or liability of whatever kind or nature incurred by that Finance Party or its Affiliate (or officer, director, representative, agent or employee of that Finance Party or Affiliate) directly or indirectly in connection with or arising out of the transactions contemplated in this Agreement and the other Finance Documents (including without limitation the use of the proceeds of the Facility and including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee, director, representative, agent or officer of that Finance Party or Affiliate) in each case as determined by a final non-appealable judgment issued by a court of competent jurisdiction. Any Affiliate or any officer, director, representative, agent or employee of a Finance Party or its Affiliate may rely on this Clause 13.5 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act. For the avoidance of doubt, this Clause 13.5 (Transaction indemnity) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

13.6.	Survival of Indemnities

The indemnities set forth in this Clause 13 shall survive the termination of this Agreement and the earlier resignation or removal of the Security Agent or the Agent (as applicable).

14.	MITIGATION BY THE LENDERS

14.1.	Mitigation

(a)

Each Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 6.1 (Illegality), Clause 11 (Tax gross up and indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2.	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

(c)

Notwithstanding any other provision of this Agreement, the obligation of the Original Lender to pay any amounts due and payable under or in connection with this Agreement at any time shall be limited to the proceeds available at such time to make such payment from the unsecured assets of the Original Lender. If the net proceeds from a liquidation of the unsecured assets of the Original Lender (the “Liquidation Funds”) are less than the aggregate amount payable by the Original Lender to the Borrower in respect of its obligations under or in connection with this Agreement and its obligations to its other creditors (such negative amount being referred to herein as a “shortfall”), the amount payable by the Original Lender to the Borrower in respect of the Original Lender’s obligations under this Agreement will be reduced to such amount of the Liquidation Funds which is available to satisfy such payment obligation upon the distribution of the Liquidation Funds among all of the Original Lender’s unsecured creditors on a pari passu and pro rata basis. In such circumstances the other assets of the Original Lender will not be available for the payment of such shortfall, and the Borrower’s right to receive any further amounts in respect of such obligations shall be extinguished and the Borrower may not take any further action to recover such amounts.

(d)

The other Parties hereto shall not be entitled at any time to institute against the Original Lender, or join in any institution against Original Lender of, any bankruptcy, examinership, reorganisation, arrangement, insolvency or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligation of Original Lender under this Agreement, save for lodging a claim in the liquidation of the Original Lender which is initiated by another non-affiliated party or taking proceedings to obtain a declaration or judgment as to the obligations of Original Lender in relation thereto.

(e)

Each of the Parties hereto hereby agrees that no recourse under any obligation, covenant, or agreement of the Original Lender contained in this Agreement may be sought by it against any shareholder, officer, employee, seconded human capital or director of the Original Lender, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement contains corporate obligations of the Original Lender. Each of the Parties hereto agrees that no personal liability shall attach to or be incurred by the shareholders, officers, employees, seconded human capital or directors of the Original Lender, or any of them, under or by reason of any of the obligations, covenants or agreements of Original Lender contained in this Agreement, or implied therefrom, and any and all personal liability of every such shareholder, officer, employee, seconded human capital or director for breaches by the Original Lender of any such obligations, covenants or agreements, either at law or by statute or constitution is hereby deemed expressly waived by the Parties hereto.

15.	COSTS AND EXPENSES

15.1.	Transaction expenses

The Borrower shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication (but in the case of legal fees and expenses relating to syndication, only the legal fees and expenses of the Agent and the Security Agent, and not any other person), and perfection and (in the case of the Security Agent only, administration and performance) of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2.	Amendment costs

The Borrower shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating, complying with or executing any amendment, waiver, or consent that is requested or required or otherwise effected under the Finance Documents (including without limitation where (i) an Obligor requests an amendment, waiver or consent; or (b) an amendment is required pursuant to Clause 31.9 (Change of currency)).

15.3.	Enforcement and preservation costs

The Borrower shall, within five Business Days of demand, pay to each Secured Party the amount of all properly incurred costs and expenses (including legal fees) actually incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights except to the extent that any such costs or expenses were incurred as a result of the gross negligence or wilful misconduct of such Secured Party as determined by a final non- appealable judgment issued by a court of competent jurisdiction.

15.4.	Loan Expenses

The Borrower shall, promptly on demand, pay the Lender the amount of all properly invoiced fees, costs and expenses payable by it to third parties who assist the Lender administer the Loans.

15.5.	Management Time

Any amount payable to the Security Agent under the indemnities and fees and expenses provisions set forth in this Agreement or any other Finance Document shall also include the cost of the Security Agent’s management time or other resources and will be calculated on a reasonable daily or hourly rate (not to exceed that amount set forth in the Fee Letter) as notified to the reimbursing or indemnifying party, and is in addition to any Security Agent fee payable under this Agreement or any corresponding fee letter.

SECTION 6

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1.	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due, but so that the amount payable by the Guarantor under this indemnity (except with respect to the Security Agent) will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4.	Waiver of defences

The obligations of the Guarantor under this Clause 16 will not be affected by any act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or Obligor;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5.	Guarantor Intent

Without prejudice to the generality of Clause 16.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall:

(a)

extend from time to time to any variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and the payment of all fees, costs and expenses associated with any of the foregoing; and

(b)	so extend however fundamental the variation, increase, extension or addition in question may be and notwithstanding that the specific nature thereof may not have been expressly enumerated herein.

16.6.	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7.	Appropriations

Until all amounts owed or which may become owing by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) (and the Guarantor shall not be entitled to the benefit of the same); and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 16.

16.8.	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to any such rights, then to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full it shall (i) hold that benefit, payment or distribution on trust for the Finance Parties and (ii) promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

16.9.	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

17.1.	General

Each Obligor (except as set forth below) makes the representations and warranties set out in this Clause 17 to each Finance Party.

17.2.	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)

Each of the Borrower’s Subsidiaries is a corporation or other entity incorporated or otherwise organised with limited liability, duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation.

(c)	It and each of the Borrower’s Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3.	Binding obligations

Save as contemplated by the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

17.4.	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of an Obligor or any member of the Group; or

(c)

any agreement or instrument binding upon an Obligor or any member of the Group or any of an Obligor’s or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

17.5.	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

17.6.	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are in full force and effect.

17.7.	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

17.8.	Insolvency

(a)

No corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 21.6 (Insolvency Proceeding) has been taken or, to the knowledge of an Obligor, threatened in relation to an Obligor or a member of the Group; and none of the circumstances described in Clause 21.5 (Insolvency) applies to an Obligor or a member of the Group.

(b)	Each of the Parent and the Borrower, on a consolidated basis with the members of the Group, is Solvent.

17.9.	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.10.	No default

(a)

No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of a Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any member of the Group or to which its (or any member of the Group’s) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.11.	No misleading information and Original Financial Statements

(a)	Save as disclosed in writing to the Agent prior to the date of this Agreement:

(i)	any factual information prepared by the Borrower contained in the Data Room (taken as a whole) was true, complete and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given, provided that no such representation is made with respect to projections or forecasts and similar information;

(ii)

any financial projection or forecast contained in the Data Room has been prepared on the basis of recent historical information and on the basis of assumptions the Borrower believes were reasonable (as at the date of the relevant report or document containing the projection or forecast) and arrived at after reasonable consideration;

(iii)

all material information provided to a Finance Party or its advisers by or on behalf of the Borrower in connection with the Group on or before the date of this Agreement and not superseded before that date by other information so provided to that Finance Party or its advisers, as the case may be (taken as a whole), is true, complete and accurate in all material respects as at the date it was provided (or, if such information is dated as of an earlier date, then as of such earlier date) and is not misleading in any material respect and (as at the date such information is expressed to be given) were prepared in good faith based on assumptions that the Borrower believed were reasonable).

(iv)

all other written information provided by any Obligor or member of the Group (including, to the best of their knowledge and belief, their advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided (or, if such information is dated or expressed to be made as of an earlier date, then as of such earlier date) and is not misleading in any respect, provided that no such representation is made with respect to projections or forecasts and similar information except as expressly set out in paragraph (ii) above.

(b)

Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied and in the case of the Borrower do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group, and (if unaudited) fairly represent its financial condition and results of operations for the relevant period or (if audited) give a true and fair view of its financial condition and results of operations during the relevant financial year.

(c)	Its most recent financial statements delivered pursuant to Clause 18.1 (Financial statements and Quarterly Rent Tape):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)

give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

17.12.	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect are pending or, to the best of its knowledge and belief, are threatened in writing against it or any of the members of the Group.

17.13.	No breach of laws

It has not (and no member of the Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

17.14.	Environmental laws

(a)

Each Obligor and member of the Group is in compliance with Clause 20.3 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim is pending or (to the best of its knowledge and belief) is threatened in writing against any Obligor or member of the Group where that claim has or is reasonably likely, if determined against that Obligor or member of the Group, to have a Material Adverse Effect.

17.15.	Taxation

(a)

It is not (and none of the members of the Group is) materially overdue in the filing of any material Tax returns and it is not (and none of the members of the Group is) overdue in the payment of any material amount in respect of Tax.

(b)	No claims or investigations are being made or conducted against it (or any of the members of the Group) with respect to material Taxes.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

17.16.	Anti-corruption law

Each member of the Group has conducted, its businesses in compliance with applicable anti- corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.17.	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of an Obligor or any member of the Group other than as permitted by this Agreement.

(b)	No Obligor or member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

17.18.	Ranking

The Transaction Security has or will create the Security which it is expressed to create and shall have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

17.19.	Good title to assets

The Borrower and each of the members of the Group has a good, valid and marketable title to, or valid leases or licences of, or other interests in, and all appropriate Authorisations to use, the Property Assets owned by it or the relevant member of the Group (as applicable) and any other assets necessary to carry on its business as presently conducted.

17.20.	Legal and beneficial ownership

It and each of the members of the Group is the sole legal and beneficial owner of the respective assets over which it purports to grant Security (if any).

17.21.	Shares

The shares of the Borrower and/or any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of an Obligor or any member of the Group (including any option or right of pre-emption or conversion).

17.22.	Group Structure Chart

(a)	The Group Structure Chart is true, complete and accurate in all material respects as at the date of this Agreement and as at the Closing Date.

(b)	For the purposes of the Repeating Representations, the Group Structure Chart is true, complete and accurate in all material respects in relation to the members of the Group.

17.23.	Accounting Reference Date

The Accounting Reference Date of the Parent and each member of the Group is 31 December.

17.24.	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction provided that for purposes of this Clause 17.24, the “Original Jurisdiction” of the Borrower and the Parent is the United States of America and not any state or other political subdivision thereof.

17.25.	Pensions and ERISA

(a)

All pension Plans operated by or maintained for the benefit of an Obligor or any of the members of the Group and/or any of their respective employees are funded in compliance with the legal and contractual obligations of the Parent and each member of the Group.

(b)	No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(c)	Except as would not reasonably be expected to have a Material Adverse Effect:

(i)	as of the last annual actuarial valuation date prior to the Closing Date, no Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code); and

(ii)

since such annual actuarial valuation date, there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(d)	Except as would not reasonably be expected to have a Material Adverse Effect:

(i)	neither the Borrower nor any ERISA Affiliate:

(A)	is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full; or

(B)

has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is, insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); and

(ii)	no Multiemployer Plan to which the Obligor or an ERISA Affiliate contributes or is obligated to contribute is reasonably expected to be, insolvent or in “endangered” or “critical” status.

17.26.	Sanctions

(a)

No Obligor or any of its respective Subsidiaries, any of its or their respective directors or officers or, to the Obligors’ best knowledge (after due and careful inquiry), any of such Obligor’s and its Subsidiaries’ employees, affiliates, agents or representatives:

(i)	is a Restricted Party;

(ii)	has been engaged in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Restricted Party;

(iii)	is currently engaging in any transaction, activity or conduct that could result in a violation of applicable Sanctions;

(iv)	has received notice of, or is otherwise aware of, any claim, action, suit, proceedings or investigation involving it with respect to Sanctions; and/or

(v)	is acting on behalf of or at the direction of any Restricted Party in connection with the Facility.

(b)	The utilisation of a Loan will not result in a violation of any Sanctions.

17.27.	Holding Companies

Except as may arise under the Finance Documents and (prior to the Closing Date) the Existing Financial Indebtedness, the Borrower has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than the provision of administrative services to other members of the Group of a type customarily provided by a holding company to its Subsidiaries.

17.28.	Investment Company Act

(a)

No Obligor and no member of the Group is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).

(b)

Neither the making of a Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

17.29.	Margin Stock

(a)	No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)

No part of the proceeds of a Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of Regulation T, U or X.

(c)	The Transaction Security Documents do not violate Regulation T, U or X.

17.30.	Asset Tape, Quarterly Rent Tape, Ownership Documents and Contracts

(a)

The information in the Asset Tape and in the Quarterly Rent Tape most recently delivered under this Agreement is true, complete and accurate in all material respects as at the relevant date to which the Asset Tape and such Quarterly Rent Tape, as the case may be, was prepared and has been reviewed and approved by a senior officer of the Borrower, and no event or circumstance has arisen and no information has been intentionally omitted from the Asset Tape or Quarterly Rent Tape and no information has been given or withheld that results in the information contained in the Asset Tape or Quarterly Rent Tape being untrue or misleading in any material way, and the information in the Asset Tape or Quarterly Rent Tape (as applicable) accurately represents the Annualised Ground Rents and the Monthly Recurring Revenue (in each case, calculated in all respects in a manner consistent with this Agreement and, in the case of each Quarterly Rent Tape, consistent in all respects with the basis on which the Asset Tape was prepared) for the relevant month with respect to the underlying Property Assets and Contracts to which such Monthly Recurring Revenue and Annualised Ground Rents shown in the Asset Tape or Quarterly Rent Tape relate.

(b)

The obligations expressed to be assumed by each tenant or counterparty to each Contract and Ownership Document and by each member of the Group in respect of each Contract and Ownership Document to which it is a party are legal, valid, binding and enforceable obligations (in each case subject to the Legal Reservations and save to the extent (in relation to the obligations of tenants and counterparties) that the aggregate proportion of such obligations which are not legal, valid, binding and enforceable is not material) and each tenant and counterparty to each Contract and Ownership Document and each member of the Group that is party to a Contract or Ownership Document has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Contracts and Ownership Documents (as applicable) to which it is or will be a party and the transactions contemplated by those Contracts and Ownership Documents (in each case subject to the Legal Reservations and save to the extent (in relation to the tenants and counterparties) that the aggregate proportion of tenants and counterparties that do not have such power and have not taken all such necessary action is not material)).

17.31.	Times when representations made

(a)	All the representations and warranties in this Clause 17 are made by each Obligor (where applicable) on the date of this Agreement and the Closing Date, except that:

(i)

the representations and warranties set out in paragraphs (a)(i) to (iv) of Clause 17.11 (No misleading information and Original Financial Statements) which are deemed to be made by each Obligor (where applicable) with respect to the Data Room on the date of this Agreement; and

(ii)

the representations and warranties set out in Clause 17.19 (Good title to assets) and paragraph (a) of Clause 17.30 (Asset Tape, Quarterly Rent Tape, Ownership Documents and Contracts) are deemed to be made by each Obligor on the date of this Agreement, on the Closing Date, and on the date that the Asset Tape and each Quarterly Rent Tape delivered in accordance with this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor (as applicable) on the date of each Utilisation Request, on each Utilisation Date and on each Payment Date.

(c)

The Repeating Representations and the representations given in Clause 17.24 (Centre of main interests and establishments) are deemed to be made by each Obligor with respect to a Security Provider on the date on which it becomes a Security Provider.

(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made. Each representation or warranty relating to information to be delivered or provided by any Obligor on any day shall be deemed to be expressed as of the date on which such information was delivered or provided, or if such information is expressed as of an earlier date, then such earlier date.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 18:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements and Quarterly Rent Tape).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements and Quarterly Rent Tape).

18.1.	Financial statements and Quarterly Rent Tape

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	within 120 days after the end of each of its Financial Years:

(i)	its audited consolidated (with its Subsidiaries) financial statements for that Financial Year; and

(ii)	the audited financial statements (consolidated if appropriate) of the Parent and each of its Subsidiaries for that Financial Year;

(b)	by no later than 45 days after the end of each Financial Quarter its consolidated financial statements for that Financial Quarter; and

(c)

by no later than the first Payment Date falling after the end of each Collection Period, the Quarterly Rent Tape for such Collection Period and the asset tape (which asset tape will be a password protected, read only document and for the purposes of clarity will include Group assets that are not on the Quarterly Rent Tape because they do not meet the Core Concentration Criteria, or are ineligible for inclusion on the Quarterly Rent Tape for other reasons) that relates to such Quarterly Rent Tape being delivered.

18.2.	Provision and contents of Compliance Certificate

(a)

The Borrower shall supply a Compliance Certificate to the Agent with (i) each set of its Quarterly Financial Statements, and (ii) each Quarterly Rent Tape, but may supply a single Compliance Certificate with respect to any financial statements and Quarterly Rent Tape delivered on the same day.

(b)

The Compliance Certificate shall, amongst other things, set out (in reasonable detail) (i) computations as to compliance with Clause 19 (Financial covenants), (ii) the amounts and dates of any Permitted Distributions made by the Borrower, (iii) the amount of Restricted Cash spent in that Financial Quarter or Collection Period, as applicable and the amount of remaining Restricted Cash standing to the credit of the Account For Restricted Cash, (iv) calculations for the foreign currency adjustments, (v) the amount standing to the credit of the Debt Service Reserve Account as at the relevant Collection Period End Date and (v) confirmation of Cash Funded Equity as of the relevant Collection Period End Date.

(c)	Each Compliance Certificate shall be signed by one of the senior officers of the Borrower.

18.3.	Requirements as to financial statements

(a)

The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that each set of its Annual Financial Statements shall be audited by the Borrower’s Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements and Quarterly Rent Tape):

(i)

shall be certified by a senior officer of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)	shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements,

unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in the Accounting Principles or the accounting practices.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4.	Year-end

No Obligor shall change its Accounting Reference Date without 10 days prior notice to the Agent.

18.5.	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

As soon as reasonably practicable following dispatch, copies of all documents dispatched by a member of the Group to its creditors (or any class of them) in respect of Financial Indebtedness, other than Financial Indebtedness of the type described in clause (i) of the definition thereof;

(b)	As soon as reasonably practicable upon becoming aware of them and only to the extent that the Borrower is permitted to do so under applicable law, the details of any litigation, arbitration or administrative proceedings which are current, or (if it has become aware of such a threat or pending matter) threatened or pending against any Obligor or member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	details of any disposal, compulsory purchase or blight or disturbance, lease prepayment or insurance or recovery claim in each case which is material;

(d)

promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors and Security Providers with the terms of any Transaction Security Documents;

(e)

promptly, the occurrence of any event or any other development by which any member of the Group or the Parent (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, or (iii) becomes aware of any basis for any Environmental Liability, in each case which in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(f)

promptly upon receipt thereof, copies of any adverse notice or report regarding any Contract or Ownership Document or Authorisation of any member of the Group or the Parent that could reasonably be expected in the aggregate to have a Material Adverse Effect;

(g)

promptly after becoming aware of such event, notice of any enforcement or other similar or equivalent action taken by any holder of any Security affecting any Property Asset or Property Asset(s) and/or other Real Property or Real Properties that is or are the subject of an Ownership Document that have (in aggregate) a value of more than $750,000; and

(h)

promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group or the Parent (including any requested amplification or explanation of any item in the Asset Tape, Quarterly Rent Tape, financial statements, budgets or other material provided by any Obligor under this Agreement, any changes to the senior management of the Group or the Parent and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction, if applicable)) as any Finance Party through the Agent may reasonably request.

18.6.	Notification of default

(a)

Each Obligor shall notify the Agent and the Security Agent of any Default (and the steps, if any, being taken to remedy it) as soon as reasonably practicable upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a reasonable request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it) provided that, unless the Agent (acting in good faith) believes it or anther Finance Party has information sufficient to cause the Agent (acting in good faith) to have a reasonable belief that a Default has occurred or is continuing, the Agent shall not request a certificate under this sub-clause (b) more frequently than once per Financial Quarter.

18.7.	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, the Security Agent such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) or the Security Agent (for itself) in order for the Agent or the Security Agent (as the case may be) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.	FINANCIAL COVENANTS

19.1.	Financial condition

The Obligors shall ensure that:

(a)	Interest Coverage: Interest Coverage as at any Collection Period End Date shall not be less than 1.3:1.

(b)	Leverage: Leverage as at any Collection Period End Date shall not exceed 9:1.

(c)	Guarantor Leverage: Guarantor Leverage as at any Collection Period End Date shall not exceed 3:1;

(d)

WIP Equity: as at each Collection Period End Date, the Cash Funded Equity in the Parent constitutes not less than $145,000,000. For the avoidance of doubt, not less than $145,000,000 shall have been funded into the Parent as of the Closing Date; and

(e)

Borrower Equity: as at each Collection Period End Date, the Cash Funded Equity in the Borrower is not less than $130,000,000. For the avoidance of doubt, not less than $130,000,000 shall have been funded into the Borrower by the Parent as of the Closing Date.

19.2.	Financial testing

(a)

The financial covenants set out in Clause 19.1 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements and the Quarterly Rent Tape delivered pursuant to paragraphs (a)(i), (b) and (c) of Clause 18.1 (Financial statements and Quarterly Rent Tape) and each Compliance Certificate delivered pursuant to Clause 18.2 (Provision and contents of Compliance Certificate).

(b)

For the avoidance of doubt, the Obligors’ compliance with each of the covenants in Clause 19.1 (Financial condition) with respect to a Collection Period End Date shall be determined as at the earlier of (such date, the “Relevant Date”) (i) the date on which the relevant financial statements, Quarterly Rent Tape, and Compliance Certificate are delivered in accordance with this Agreement, with respect to that Collection Period and (ii) the due date for delivery of such relevant financial statements, Quarterly Rent Tape, and Compliance Certificate in accordance with the terms of this Agreement (and for the avoidance of doubt no Default or Event of Default can arise in connection with a breach of Clause 19.1 (Financial condition) until the Relevant Date has occurred and, furthermore, in the case of the circumstances described in paragraph (b)(ii) where the relevant financial statements, Quarterly Rent Tape, and Compliance Certificate have not been delivered by the last date on which they are due, notwithstanding anything to the contrary in this Agreement an immediate Event of Default shall occur and be continuing).

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

20.1.	Authorisations

(a)	Each Obligor shall (and shall procure that each Security Provider shall) as soon as reasonably practicable:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it to perform its obligations under the Finance Documents;

(B)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor shall (and shall procure that each Security Provider shall) promptly obtain, comply with and do all that is necessary to maintain in full force and effect its legal existence.

20.2.	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

20.3.	Environmental compliance

(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(i)	comply with all Environmental Law; and

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.4.	Environmental claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group or the Parent which is current, pending or to the best of its knowledge and belief threatened in writing; and

(b)

any facts or circumstances of which it is aware (to the best of its knowledge and belief) which it believes (acting in good faith) are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group or the Parent, where the claim, if determined against that member of the Group or the Parent, has or is reasonably likely to have a Material Adverse Effect.

20.5.	Anti-corruption law

(a)

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.6.	Taxation

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 18.1 (Financial statements and Quarterly Rent Tape); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

Restrictions on business focus

20.7.	Merger

The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except for the solvent liquidation, reorganisation, amalgamation, demerger, merger, consolidation or corporate reconstruction of any such member of the Group (excluding the Borrower or any Secured Company) with or into any other member of the Group (excluding the Borrower or any Secured Company), so long as, to the extent that any payments or assets are distributed as a result of any of the foregoing transactions, such payments or assets are distributed to other members of the Group.

20.8.	Change of business

The Obligors shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

20.9.	Acquisitions

Unless otherwise agreed in writing between the Lender and the Borrower, the Borrower shall not (and shall ensure that no other member of the Group will) acquire any Asset (or acquire a company or shares or securities or a business that acquires an Asset) in: (i) any jurisdiction that is not an Approved Jurisdiction; or (ii) a Sanctioned Country, provided that this Clause 20.9 shall not apply to an Unrestricted Subsidiary.

20.10.	Joint ventures

The Borrower shall not (and shall ensure that no other member of the Group will):

(a)

enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity (each a “Joint Venture”); or

(b)

transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing), provided that this Clause 20.10 shall not apply to an Unrestricted Subsidiary or to any Joint Venture that is the product of, or leads to, a Permitted Acquisition or Permitted Disposal.

20.11.	Holding Companies

(a)	The Borrower shall not trade, carry on any business, own any assets or incur any liabilities except for:

(i)	the provision of administrative services to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in AP WIP International Holdings II, Sarl and AP Wireless Puerto Rico, LLC;

(iii)	liabilities under Permitted Financial Indebtedness and the making of Permitted Loans; and

(iv)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company; and

(v)	prior to the Closing Date only, liabilities in respect of the Existing Financial Indebtedness.

(b)	The Parent shall not trade, carry on any business, own any assets or incur any liabilities except for:

(i)	the provision of administrative services and treasury services to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in the Borrower and AP WIP Domestic Investments II, LLC and AP WIP Domestic Investments III, LLC and/or any other Subsidiaries from time to time;

(iii)	liabilities under any Subordinated Shareholder Loans, to the extent otherwise permitted to be incurred by the Parent under this Agreement;

(iv)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company;

(v)	prior to the Closing Date only, liabilities in respect of the Existing Financial Indebtedness;

(vi)	the provision of any guarantees of obligations on behalf of itself or any member of the Group, an Unrestricted Subsidiary or a Subsidiary;

(vii)	the provision of cash, payments in kind or service contributions to its Subsidiaries; and

(viii)	the provision of loans to its Subsidiaries or to other direct or indirect Subsidiaries within the Wider Group or to any other member within the Wider Group.

Restrictions on dealing with assets and Security

20.12.	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

20.13.	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.14.	Negative pledge

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over any of its assets except for Permitted Security provided that this Clause 20.14 shall not apply to an Unrestricted Subsidiary.

20.15.	Disposals

(a)

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, except for a Permitted Disposal.

(b)

Without prejudice to paragraph (a) above, the Obligors shall ensure that Disposals of Property Assets by an Obligor or another member of the Group to occur such that, after giving effect to any such Disposal, no Material Adverse Effect will occur.

(c)

For the avoidance of doubt this Clause 20.15 shall not apply to an Unrestricted Subsidiary or the Parent in respect of any disposals of its assets that: (i) are not directly attributable to assets that have been purchased with proceeds of any Loan made pursuant to this Agreement; (ii) will not materially adversely affect the Parent’s ability to perform its obligations as Guarantor; and (iii) will cause the Borrower or the Guarantor not to be in compliance with Clause 19.1 (Financial condition).

20.16.	Arm’s length basis

(a)

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction (other than a transaction described in Clause 20.11 (Holding Companies) with any person except on arm’s length terms and for not less than a fair value (or a value more favourable than a fair value to the relevant Obligor or member of the Group), except for intra-Group loans that are Permitted Loans, Wider Group Related Company Loans and/or except as permitted under Clause 20.7 (Merger).

(b)	For the avoidance of doubt this Clause 20.16 shall not apply to an Unrestricted Subsidiary.

Restrictions on movement of cash – cash out

20.17.	Loans or credit and no Guarantees or indemnities

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness except for Permitted Loans or incur or allow to remain outstanding any guarantee in respect of any obligation of any person except for Permitted Guarantees save that this Clause 20.17 will not apply to an Unrestricted Subsidiary.

20.18.	Dividends and share redemption, Subordinated Shareholder Loans and Wider Group Related Company Loans

The Borrower shall not (and will ensure that no other member of the Group will):

(a)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) provided that this Clause 20.18 shall not apply to any dividend, charge, fee or distribution made by a member of the Group to another member of the Group or to the Borrower;

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the Parent or any of the direct or indirect shareholders of the Parent; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(e)	repay or prepay any principal amount (or capitalised interest) outstanding in respect of any Subordinated Shareholder Loans or Wider Intercompany Shareholder Loans;

(f)	pay any interest or any other amounts payable in connection with any Subordinated Shareholder Loans or Wider Intercompany Shareholder Loans; or

(g)	purchase, redeem, defease or discharge any amount outstanding with respect to any Subordinated Shareholder Loans or Wider Intercompany Shareholder Loans,

in each case, except for Permitted Distributions so long as no Dividend Restriction Event is continuing.

Restrictions on movement of cash – cash in

20.19.	Financial Indebtedness and Treasury Transactions

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness or enter into any Treasury Transaction except for Permitted Financial Indebtedness.

20.20.	Share capital

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue or as permitted under Clause 20.7 (Merger).

Miscellaneous

20.21.	Insurance

Each Obligor shall (and the Borrower shall ensure that each other member of the Group will) maintain insurances (which may be under a single policy of insurance covering multiple members of the Group and the Obligors) on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and all insurances must be with reputable independent insurance companies or underwriters.

20.22.	Pensions and ERISA

(a)	The Parent shall ensure that all pension Plans maintained or operated by, or for the benefit of, any Obligor or member of the Group and/or any of their employees:

(i)

are maintained and operated in all material respects in accordance with all material applicable laws and contracts and their governing provisions (including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code); and

(ii)

are funded substantially in accordance with the governing provisions of the Plan with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions.

(b)	The Parent shall furnish to the Agent upon request by the Agent and to the extent such are reasonably available, copies of:

(i)	the annual report (Form 5500 Series) filed by any Obligor with the Employee Benefits Security Administration with respect to any Plan;

(ii)	the most recent actuarial valuation report, if any, for each Plan maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by any Obligor; and

(iii)

all notices received by any Obligor from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) any documents described in Section 101(k) of ERISA that any Obligor may request with respect to any Multiemployer Plan to which an Obligor contributes or is required to contribute (provided that if the applicable Obligor has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, such Obligor shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents or notices promptly after receipt thereof).

20.23.	Access

(a)	If any of the following events occur:

(i)	an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing or may occur,

(ii)	Interest Coverage is less than 1.5:1 for the related and immediately preceding Collection Period; or

(iii)	Leverage exceeds 8.5:1 for the related and immediately preceding Collection Period,

each Obligor shall, and the Borrower shall ensure that each member of the Group will, (not more than twice in every Financial Year unless the Agent reasonably suspects an Event of Default is continuing or may occur) permit the Agent and/or accountants or other professional advisers and contractors of the Agent access at all reasonable times and on reasonable notice at the cost of that Obligor or the Borrower to (a) the premises, assets, books, accounts and records of each Obligor and such member of the Group that relate to Property Assets or the Loans made pursuant to this Agreement and (b) meet and discuss matters with management of the Obligors and the Group (at the cost of the Group, unless in the case of each of (a) and (b) following such access it transpires that an Event of Default was not continuing or the events set out in (a)(ii) and (a)(iii) above had not occurred, in which case the costs of such access shall be borne by the Lenders).

(b)	Notwithstanding the foregoing the Agent (or a firm of accountants or auditors designated by it), acting on the instructions of the Lender(s), shall, at the cost of the Borrower:

(i)	not more than once in every Financial Year, be granted access at all reasonable times and on reasonable notice, to meet and discuss matters with management of the Obligors and the Group;

(ii)

as long as a Dividend Restriction Event has occurred and is continuing, not more than once in every Financial Year, be granted access at all reasonable times and on reasonable notice, to a sample of the Contracts (for sampling and audit purposes) as agreed between the Agent and the Borrower but which sample shall be no more than 50 Contracts.

(iii)

as long as an Event of Default has occurred and is continuing, not more than twice in every Financial Year, be granted access at all reasonable times and on reasonable notice, to a sample of the Contracts (for sampling and audit purposes) as agreed between the Agent and the Borrower but which sample shall be no more than 50 Contracts.

(iv)

not more than twice in every Financial Year, be granted access at all reasonable times and on reasonable notice, to the books and records of the Borrower and a sample of the Contracts with the ability to review (for sampling or audit purposes) no more than 5 Contracts which have been originated by the Borrower for the immediately preceding twelve months.

For the avoidance of doubt this Clause 20.23 shall not apply to an Unrestricted Subsidiary.

20.24.	Amendments

(a)

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 20.30 (Conditions Subsequent) in each case except in writing:

(i)	in respect of the Finance Documents, in accordance with Clause 37 (Amendments and Waivers);

(ii)	prior to or on the Closing Date, with the prior written consent of the Original Lender; or

(iii)

other than with respect to the Finance Documents, after the Closing Date in a way which could not be reasonably expected materially and adversely to affect the interests of the Lenders, the Agent or the Security Agent and subject to the terms of this Agreement.

(b)	The Borrower shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

20.25.	Sanctions

No Obligor shall (and the Borrower shall ensure that no other member of the Group will):

(a)

contribute or otherwise make available all or any part of the proceeds of the Facility, directly or indirectly, to, or for the benefit of, any individual or entity (whether or not related to any member of the Group or the Parent) for the purpose of financing the activities or business of, other transactions with, or investments in, any Restricted Party;

(b)	directly or indirectly fund all or part of any repayment or prepayment of the Facility out of proceeds derived from any transaction with or action involving a Restricted Party; or

(c)	engage in any transaction, activity or conduct that would violate Sanctions applicable to it; or

(d)

engage in any transaction, activity or conduct that would cause any Finance Party to be in breach of any Sanctions or that could reasonably be expected to result in it or any other member of the Group or Parent or any Finance Party being designated as a Restricted Party.

20.26.	Further assurance

(a)

Each Obligor shall (and the Borrower shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as are necessary or desirable or as the Agent or the Security Agent may reasonably request (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

Each Obligor shall (and the Borrower shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

20.27.	Debt Service Reserve Account

Each Obligor hereby agrees that:

(a)	it will not (and will procure that no member of the Group will) withdraw any amounts credited to the Debt Service Reserve Account except for the purposes of:

(i)	funding the payment of interest under this Agreement; and

(ii)	the payment of any principal amount of the Loan due to be repaid on the Termination Date;

(b)

prior to making any withdrawal for the purposes set out in paragraph (a) above, the Borrower shall provide a certificate to the Agent confirming the amount of such withdrawal and reasonable details of the purpose of such withdrawal; and

(c)

it will ensure (and will procure that each member of the Group will ensure) that the balance standing to the credit of the Debt Service Reserve Account is greater than or equal to the Minimum Required Amount (and, to the extent the balance at any time falls below the Minimum Required Balance as a result of any withdrawal made under paragraph (a) above, it will ensure that cash proceeds are paid into the Debt Service Reserve Account on or before the date falling 5 Business Days after the relevant withdrawal was made, in order that the Minimum Required Balance is maintained).

(d)	At any time, the Borrower may withdraw amounts standing to the credit of the Debt Service Reserve Account that are in excess of the Minimum Required Balance.

20.28.	No restrictions on upstreaming cash

No Obligor shall, and shall procure that no member of the Group will, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of any of the members of the Group to pay dividends or other distributions with respect to its shares, to make or repay loans or advances to the Borrower or any other such member of the Group, to guarantee Financial Indebtedness of the Borrower or any other such member of the Group or to transfer any of its property or assets to the Borrower or any other such member of the Group (unless such restrictions or conditions are imposed by law).

20.29.	Margin Stock

The Parent shall ensure that, following application of the proceeds of a Loan, not more than 25 per cent. of the value of the assets of the Borrower and of Parent and of the Group, on a consolidated basis, subject to the provisions of Clause 20.14 (Negative pledge) will be margin stock (within the meaning of Regulation U issued by the Board).

20.30.	Conditions Subsequent

(a)

Each Obligor shall (and the Borrower shall procure that each other member of the Group will) comply with its respective obligations set out in Schedule 11 (Conditions Subsequent) within any applicable time periods specified therein.

(b)

The Borrower agrees to provide evidence (in the agreed form) that any process agent referred to in Clause 42.2 (Service of process), if not an Obligor, has accepted its appointment, on or before the date falling 5 Business Days after the Closing Date.

(c)

The Parent agrees to provide to the Security Agent the original stock transfer form relating to the entire issued share capital of the Borrower, duly executed in blank, on or before the date falling 3 Business Days after the Closing Date.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.10 (Acceleration)).

21.1.	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date; or

(c)	such failure to pay relates to an amount to be repaid pursuant to Clause 5.1(b) (Repayment of the Loans), except to the extent such non-payment relates to any amount payable on the Termination Date.

21.2.	Financial covenants and other obligations

Any requirement of Clause 19 (Financial covenants) is not satisfied or an Obligor does not comply with the provisions of or Clause 20.27 (Debt Service Reserve Account).

21.3.	Other obligations

(a)

An Obligor or the Servicer (in the case of the latter, for the avoidance of doubt, to the extent a provision applies to it) does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants and other obligations)).

(b)	A Security Provider does not comply with any of its obligations in relation to any negative pledges or restrictive covenants contained in any Account Pledge Security or Share Pledge Security.

(c)

No Event of Default under paragraphs (a) or (b) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the Agent giving notice to the Parent, the relevant Obligor, the Servicer or a Security Provider (as required) and (ii) the Parent, an Obligor, the Servicer or a Security Provider (as the case may be) becoming aware of the failure to comply.

21.4.	Misrepresentation

(a)

Any representation or statement made or deemed to be made by an Obligor or the Servicer in any Finance Document or any other document delivered by or on behalf of any Obligor or the Servicer under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)

Any representation or statement made by a Security Provider in relation to: (i) its ownership of shares in a member of the Group; (ii) any negative pledges or restrictive covenants contained in any Account Pledge Security or Share Pledge Security; and (iii) its ability and capacity to enter into any Account Pledge Security or Share Pledge Security, under or in connection with any Account Pledge Security or Share Pledge Security (as the case may be) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(c)

No Event of Default under paragraphs (a) or (b) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 30 days of the earlier of (i) the Agent giving notice to the Parent, the relevant Obligor, the Servicer or a Security Provider (as required) and (ii) the Parent, an Obligor, the Servicer or a Security Provider (as the case may be) becoming aware of the misrepresentation.

21.5.	Insolvency

(a)	A member of the Group or Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed or declared to be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)

A moratorium is declared in respect of any indebtedness of any member of the Group or Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

21.6.	Insolvency Proceeding

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or Obligor;

(iii)

the appointment of a liquidator, receiver, administrative receiver, trustee, custodian, examiner, administrator, compulsory manager or other similar officer in respect of any member of the Group or Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group or Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement; or

(ii)	any step or procedure in connection with a Permitted Disposal, a Permitted Asset Sale, or permitted by Clause 20.7 (Merger).

21.7.	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on (or threatens to suspend or cease to carry on) its business as it is generally being conducted as at the Closing Date.

21.8.	Unlawfulness and invalidity

(a)

It is or becomes unlawful for an Obligor or Security Provider or the Servicer to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under any Subordination Agreement is or becomes unlawful.

(b)

Any obligation or obligations of any Obligor or Security Provider or the Servicer under any Finance Documents are not (save as contemplated by the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)

It is or becomes unlawful for a Security Provider or the Servicer to perform any of its obligations under a relevant Account Pledge Security or Share Pledge Security or any of the Transaction Security created or expressed to be created or evidenced by such Account Pledge Security or Share Pledge Security ceases to be effective.

(e)

Any obligation or obligations of any Security Provider under any Account Pledge Security or Share Pledge Security are not (save as contemplated by the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(f)

Any Account Pledge Security or Share Pledge Security ceases to be in full force and effect or any Transaction Security created under any Account Pledge Security or Share Pledge Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.9.	Audit qualification

The Borrower’s Auditors qualify the audited annual consolidated financial statements of the Borrower.

21.10.	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time it shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that on and at any time after the occurrence of an Event of Default described in paragraph (b) of Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency Proceeding) with respect to the Parent or the Borrower or any Security Provider organised or incorporated in the United States of America:

(A)	the Total Commitments shall automatically and immediately be cancelled; and

(B)	all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents will automatically and immediately become due and payable,

without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Obligors and Security Providers, notwithstanding anything in this Agreement or in any other Finance Document or otherwise to the contrary.

(b)

If the Agent gives any notice to the Parent or the Borrower in accordance with paragraph (a) above it shall promptly (and in any event within two Business Days of providing such notice to the Borrower) notify the Security Agent of the same.

SECTION 8

CHANGES TO PARTIES

22.	CHANGES TO THE LENDERS

22.1.	Assignments and transfers by the Lenders

Subject to this Clause 22 and to Clause 23 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to an Eligible Assignee (the “New Lender”).

22.2.	Conditions of assignment or transfer

(a)

An Existing Lender must provide notice to the Borrower before it may make an assignment or transfer in accordance with Clause 22.1 (Assignments and transfers by the Lenders) (and provided that, notwithstanding anything to the contrary in this Agreement, no potential New Lender shall cease to be an Eligible Assignee solely as a result of its name being added to the Prohibited Assignee/Participant List at the Borrower’s request after such notice has been provided but before such potential New Lender has actually become a New Lender under this Agreement).

(b)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)

the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	the recordation of such assignment in the Register.

(c)	A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in relation to an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(e)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.3.	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facility, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

22.4.	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

22.5.	Procedure for transfer

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent records such transfer in the Register. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall (subject to the provisions of paragraph (d) of Clause 22.2 (Conditions of assignment or transfer)) assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Security Agent, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

22.6.	Procedure for assignment

(a)

Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) an assignment is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and records such assignment in the Register. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 22.9 (Pro rata interest settlement), on the Transfer Date:

(i)

the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Except, for the avoidance of doubt, in respect of the obligations to have assignments recorded in the Register, Lenders may utilise procedures other than those set out in this Clause 22.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 22.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) so long as they comply with the conditions set out in Clause 22.2 (Conditions of assignment or transfer).

22.7.	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

22.8.	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

22.9.	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.5 (Procedure for transfer) or any assignment pursuant to Clause 22.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

22.10.	Register

The Agent, acting solely for this purpose as an agent of the Parent and Borrower, shall maintain a copy of each Assignment Agreement and Transfer Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of each Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Security Agent, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Security Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

22.11.	Participations

(a)

Subject to the provisions of this Clause 22.11, a Lender may at any time sell to an Eligible Participant participations in all or any portion of such Lender’s rights and/or obligations under a Loan, provided that (if the participation will transfer voting rights associated with the relevant Commitments and Loan (a “Voting Participation”)) it must be made to an Eligible Participant.

(b)

A Lender proposing to sell a Voting Participation to an Eligible Participant shall give notice to the Parent and the Agent of such proposed sale, which notice shall identify the relevant Eligible Participant (and provided that, notwithstanding anything to the contrary in this Agreement, no potential participant shall cease to be an Eligible Participant solely as a result of its name being added to the Prohibited Assignee/Participant List at the Borrower’s request after such notice has been provided but before such potential participant has actually acquired the relevant participation in accordance with this Agreement).

(c)	No sale of a Voting Participation by a Lender pursuant to this Clause 22.11 shall be effective unless:

(i)	the Lender’s obligations under the Finance Documents shall remain unchanged, and the Lender shall remain solely responsible for the performance of such obligations; and

(ii)	the Lender shall continue to deal solely and directly with Agent in connection with its rights and obligations under the Finance Documents.

(d)

No Eligible Participant acquiring any participation interest from a Lender shall have any right to communicate with, give instructions to, request information from, or demand payment from, any Lender Party other than the Lender from whom such Eligible Participant acquired such participation interest.

(e)

No participation sold to an Eligible Participant pursuant to this Clause 22.11 shall grant to such Eligible Participant the right to receive any greater payment thereunder than the Lender would have been entitled to receive with respect to the participation sold to such Eligible Participant.

(f)

The Agent, acting solely for this purpose as an agent of the Lenders and the Obligors, shall maintain a copy of each agreement pursuant to which a Voting Participation interest was sold to an Eligible Participant pursuant to this Clause 22.11, a register for the recordation of the names and addresses of the Eligible Participants, and the Commitments of, and principal amounts (and stated interest) of each Loan in which participation interests have been sold pursuant to the terms hereof from time to time (the “Participation Register”). The entries in the Register shall be conclusive absent manifest error. The Participation Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

23.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

The Parent and the Borrower shall not, and shall procure that each member of the Group, each Unrestricted Subsidiary and each Sponsor Affiliate shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraph (b) or (c) of the definition of “Debt Purchase Transaction”.

24.	CHANGES TO THE OBLIGORS, RELEASE OF SHARE PLEDGE SECURITY AND ADDITIONAL DEPOSITS INTO THE ACCOUNT FOR RESTRICTED CASH

(a)

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior consent of all the Lenders (and for the avoidance of doubt, subject to Clause 18.7 (“Know your customer” checks) and provided that, if such consent of all the Lenders is given to any such assignment or transfer, the Agent must give the Security Agent at least ten Business Days’ prior written notice of any such assignment or transfer).

(b)

Provided that, as long as the Borrower is in compliance, on a pro forma basis taking such release into account, with the financial covenants set forth in Clause 19 (Financial Covenants), the Borrower may release and terminate any Share Pledge Security that has become Excluded Group Security, which release and termination shall be automatic and shall not require consent of any party and in any case, the Lender, the Agent, Security Agent and any other Party to this Agreement shall be deemed to have consented thereto by virtue of being a Party to this Agreement, and each agrees to execute any instrument or document reasonably requested by the Borrower in connection therewith; provided that, the Security Agent shall be entitled to receive an opinion from local counsel of the Borrower pertaining to the Relevant Jurisdiction) reasonably required by it to effect such release and termination. The Borrower shall provide a Security Release Notice to the Agent, the Security Agent and the Lender in relation to such release.

(c)

Provided that, as long as the Borrower is in compliance, on a pro forma basis taking such release into account, with the financial covenants set forth in Clause 19 (Financial Covenants), the requirements of paragraph 8 of Schedule 11 and the Minimum Account Security Threshold, the Borrower may release and terminate any Account Pledge Security granted in respect of bank accounts in Brazil or Mexico if the Ground Rents in respect of such jurisdiction are not included in the previous Quarterly Rent Tape, which release and termination shall be automatic and shall not require consent of any party and in any case, the Lender, the Agent, Security Agent and any other Party to this Agreement shall be deemed to have consented thereto by virtue of being a Party to this Agreement, and each agrees to execute any instrument or document reasonably requested by the Borrower in connection therewith; provided that, the Security Agent shall be entitled to receive (i) an opinion from local counsel of the Borrower pertaining to the Relevant Jurisdiction) reasonably required by it to effect such release and termination; and (ii) an Officer’s Certificate of the Borrower certifying that it is in compliance, on a pro forma basis taking such release into account, with the financial covenants set forth in Clause 19 (Financial Covenants).

(d)

Notwithstanding anything to the contrary in this Agreement, the Borrower or the Guarantor may deposit additional amounts of cash into the Account For Restricted Cash from time to time (“Leverage Deposit”) provided that such Leverage Deposit does not adjust the calculation of Leverage by more than 0.5x in any calendar year. The Borrower or Guarantor may withdraw any such Leverage Deposit after one calendar year of its date of deposit into the Account for Restricted Cash.

SECTION 9

THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND OTHERS

25.1.	Appointment of the Agent

(a)	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each Lender authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2.	Instructions

(a)	The Agent shall:

(i)

except where this Agreement expressly requires the Agent to act in a specified manner or to take a specified action without the instructions of a requisite group of Lenders, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender material loan amendment matter decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraphs (A) and (B) above.

(b)

The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power or authority and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)

The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)

In the absence of instructions (except in relation to any exercise of the discretion which is given to it under this Agreement where it shall act only upon instructions in accordance with paragraph (b) above), the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

25.3.	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)

The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party provided that the Agent may direct the Security Agent to deliver copies of the Quarterly Rent Tape to the Lenders (solely to the extent that the Security Agent has sufficient contact details for each of the Lenders to make such delivery).

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(f)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4.	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Security Agent as a trustee or fiduciary of any other person.

(b)	None of the Agent or Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5.	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or Obligor.

25.6.	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)

The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of, any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.7.	Responsibility for documentation

The Agent is not responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the Data Room or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.8.	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.9.	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i)(ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.

In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.10.	Lenders’ indemnity to the Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.10 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

25.11.	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the US or the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(b)

Alternatively the Agent may resign by giving 30 days’ written notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Parent) may appoint a Successor Agent.

(c)

If the Majority Lenders have not appointed a Successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a Successor Agent (acting through an office in the US or the United Kingdom).

(d)

If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a Successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed Successor Agent to become a party to this Agreement as Agent, but subject to Clause 37.3 (Other exceptions)) agree with the proposed Successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the Successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent shall, at its own cost, make available to the Successor Agent such documents and records and provide such assistance as the Successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign, in which event, the Agent shall resign in accordance with paragraph (b) above.

25.12.	Replacement of the Agent

(a)

After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ written notice to the Agent and the Borrower (with a copy to the Security Agent) replace the Agent by appointing a Successor Agent (acting through an office in the United Kingdom or the US).

(b)

The retiring Agent shall make available to the Successor Agent such documents and records and provide such assistance as the Successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the Successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from such date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any Successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.13.	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14.	Relationship with the Lenders

(a)

Subject to Clause 22.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)

The Agent shall not have the right to designate a Default or Event of Default or to direct the enforcement of the Security hereunder without the consent of the requisite Lenders under and in accordance with the terms of this Agreement, nor shall the Agent have the right to receive any information from any Obligor hereunder unless the Lenders are also entitled to receive such information.

25.15.	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group or Obligor;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Data Room and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.16.	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.17.	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party (other than the Security Agent) confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)

whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)

the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.18.	Reliance and engagement letters

Each Finance Party and Secured Party (in each case excluding the Security Agent) confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters relating any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.19.	Bankruptcy Disclosure and Proofs of Claim

In case of the pendency of any proceeding under any Bankruptcy Laws relative to any Finance Party, the Security Agent on behalf of the Majority Lenders (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Security Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)	to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Security Agent and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and the Security Agent and their respective agents and counsel and all other amounts due to the Agent and/or Security Agent under the Finance Documents) allowed in such judicial proceeding; and

(c)

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorised by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent and the Security Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and the Security Agent and their respective agents and counsel, and any other amounts due to the Agent and Security Agent under the

Finance Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agent, the Security Agent, or their respective agents and counsel, and any other amounts due to the Agent and Security Agent under the Finance Documents out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by Security on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorise the Security Agent to authorise or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorise the Security Agent to vote in respect of the claim of any Lender in any such proceeding.

25.20.	Anti-Money Laundering and Terrorism

The Agent may take and instruct any sub-agent or delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, or request of a public or regulatory authority or any of its group policies which relate to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of accounts. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions over the accounts or the Agent’s performance of its obligations under this Agreement and the other Finance Documents. Where permitted by applicable law, the Agent will use reasonable endeavours to notify the Borrower of the existence of such circumstances. Neither the Agent nor any delegate of or sub-agent of the Agent will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Agent or any delegate or sub-agent of the Agent pursuant to this Clause 25.20.

25.21.	Patriot Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the Patriot Act (“Applicable Law”), the Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Agent. Accordingly, each of the parties agree to provide to the Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Applicable Law.

26.	THE SECURITY AGENT

26.1.	Security Agent

(a)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement and in accordance with the terms of the Borrower Share Pledge.

(b)

Each of the parties to this Agreement authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Every provision of this Agreement or any related document relating to the conduct or affecting the liability of or affording protection to the Security Agent shall be subject to the provisions of this Clause 26.

26.2.	Instructions

(a)	The Security Agent shall:

(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if this Agreement expressly provides that the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties); and

(ii)

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement expressly provides that the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under this Agreement, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where this Agreement expressly requires the Security Agent to act in a specified manner or to take a specified action without the instructions of the Majority Lenders;

(ii)

in respect of any provision which protects the Security Agent institutionally as opposed to its role of Security Agent for the benefit of the other Secured Parties including, without limitation, Clauses 26.5 (No duty to account) to Clause 26.10 (Exclusion of liability), Clause 26.13 (Confidentiality) to Clause 26.18 (Custodians and nominees) and Clause 26.21 (Acceptance of title) to Clause 26.24 (Disapplication of Trustee Acts);

(iii)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 26.26 (Order of application);

(B)	Clause 26.27 (Prospective liabilities); and

(C)	Clause 26.30 (Permitted Deductions).

(e)

The Majority Lenders shall not provide instructions which would have an effect equivalent to an amendment or waiver which is subject to Clause 37 (Amendments and Waivers), unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	The Security Agent shall not be required to exercise any discretion with respect to any right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iii) above,

but if it does so the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)

Notwithstanding anything herein to the contrary, the Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss, expense or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)

Without prejudice to the provisions of Clause 27 (Enforcement of Transaction Security) and the remainder of this Clause 26 in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

26.3.	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	The Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If a Responsible Officer of the Security Agent receives notice from a Party referring to any Finance Document, describing a Default or Event of Default and stating that the circumstance described is a Default or Event of Default, it shall promptly notify the other Finance Parties.

(e)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each Finance Party of that action.

(f)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is a party (and no others shall be implied).

(g)

Notwithstanding anything contained herein to the contrary, the right of the Security Agent to perform any discretionary act enumerated in this Agreement, the Finance Documents or any related document shall not be construed as a duty.

(h)	The Security Agent is hereby directed to execute and deliver each Transaction Security Agreement and any other Finance Document to which it is, or is requested to become, a party.

26.4.	No fiduciary duties

Nothing in this Agreement or any other Finance Document or related document constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor or the Agent or as a fiduciary of any Lender or any other Person.

26.5.	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

26.6.	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any Obligor.

26.7.	Rights and discretions

(a)	The Security Agent may:

(i)

conclusively rely, and shall be fully protected in acting or refraining from acting, on any resolution, certificate, statement, instrument, opinion, report, request, consent, order, approval, representation, communication, notice or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)	assume that:

(A)

any instructions received by it from the Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents and are given by individuals that are authorized at such time to take such specified actions;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied;

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(iv)	The Security Agent may assume (unless a Responsible Officer of the Security Agent has received written notice to the contrary) that:

(A)	no Default or Event of Default has occurred;

(B)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(C)	any notice made by the Borrower is made on behalf of and with the consent and knowledge of the Obligors.

(b)	The Security Agent may engage the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(c)

The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(d)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as Security Agent under this Agreement.

(e)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty (it being understood and agreed that the Security Agent has no fiduciary duty under, or in connection with, any Finance Document) or duty of confidentiality.

(f)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or indemnity or pre-funding satisfactory to it against, or security for, such risk or liability is not reasonably assured to it.

(i)

The Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

(g)

Prior to taking any action under this Agreement or the relevant Finance Documents, as the case may be, the Security Agent may reasonably request, and conclusively rely upon without incurring any liability for acting upon such reliance thereon, a certificate of the Parent and an opinion of counsel or opinion of another qualified expert, each at the Parent’s expense.

(h)	In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation,

those relating to the funding of terrorist activities and money laundering, including Section 326 of the Patriot Act (“Applicable Law”), the Security Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Security Agents. Accordingly, each of the parties agree to provide to the Security Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Security Agent to comply with Applicable Law.

(i)

In no event shall the Security Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond the Security Agent’s control, including, but not limited to acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond the Security Agent’s control whether or not of the same class or kind as specifically named above.

(j)

The Security Agent shall not be required to take any action under this Agreement or any other Finance Document if taking such action (A) would subject the Security Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Security Agent to qualify to do business in any jurisdiction where it is not then so qualified (provided that in each case it shall notify the Agent as soon as reasonably practicable of any such circumstance that prevents it taking such action).

26.8.	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	the satisfaction of any condition set forth in this Agreement or any other Finance Document;

(d)

the value, sufficiency or condition of the Security Property or any part thereof, or as to the title of the Obligors thereto or as to the security afforded by or this Agreement or any other agreement related hereto, or the creation, maintenance, continuation or priority of any lien or security interest purported to be created by this Agreement, the Finance Documents or any related document; or

(e)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9.	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default or Event of Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

The Security Agent shall not be deemed to have knowledge of any Default, breach or Event of Default unless a Responsible Officer of the Security Agent shall have received written notice of such event, referencing this Agreement, at the office of the Security Agent specified in Clause 33.2 (Addresses).

26.10.	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property unless directly caused by its gross negligence or wilful misconduct as determined by a final judgment of a court of competent jurisdiction, no longer subject to appeal or review;

(ii)

exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of the violation of the standard of care by of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such violation of its standard of care) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. Anything in this Agreement to the contrary notwithstanding, in no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages of any kind whatsoever, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages and regardless of the form of action.

26.11.	Finance Parties’ indemnity to the Security Agent

(a)

Each Finance Party (other than the Security Agent) shall (in the proportion that the Liabilities due to it bear to the aggregate of the Liabilities due to all the Finance Parties for the time being (or, if the Liabilities due to the Finance Parties are zero, immediately prior to their being reduced to zero)), indemnify, defend and hold harmless the Security Agent and every Receiver and every Delegate and their respective officers, directors, employees, representatives and agents, within 5 Business Days of demand, against any cost, loss, expense (including reasonable legal and agents’ fees and expenses), claim, obligation, damage or liability of whatever kind or nature incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct as determined by a final non-appealable judgment issued by a court of competent jurisdiction) directly or indirectly in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor or pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Finance Party for any payment that Finance Party makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Finance Party claims reimbursement relates to a liability of the Security Agent to an Obligor.

(d)

Notwithstanding anything contained in this Agreement or in the other Finance Documents to the contrary (including without limitation Clause 31.5 (Payments) of this Agreement), the Borrower, the Parent, the Agent and each Finance Party each hereby agree that, upon the occurrence and during the continuance of an Event of Default the Security Agent shall be paid or reimbursed, as applicable, for any of its accrued and unpaid fees, costs, expenses or indemnities prior to any payments made pursuant to Clause 31.5 (Payments). In the event that (i) the Security Agent has outstanding fees, costs, expenses and indemnities during the continuance of an Event of Default, and (ii) the Agent or any Finance Party (other than the Security Agent) receives payments under the Finance Documents during the continuance of such Event of Default when the Security Agent’s fees, costs, expenses and indemnities remain outstanding, then the Agent or such Finance Party, as applicable, shall hold such amounts in trust for the benefit of the Security Agent and shall promptly remit such amounts to the Security Agent, up to the amount of the Security Agent’s outstanding fees, costs, expenses and indemnities.

(e)	The provisions of this Clause 26.11 (Finance Parties’ indemnity to the Security Agent) shall survive the termination of this Agreement and the resignation or removal of the Security Agent.

26.12.	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving prior written notice to the Finance Parties and the Borrower.

(b)

Alternatively the Security Agent may resign by giving 30 days’ prior written notice to the Finance Parties and the Borrower, in which case the Majority Lenders may (following consultation with the Parent as to the identity of the successor Security Agent and, if an Event of Default has not occurred and is not then continuing, provided that such person must be a Successor Security Agent) appoint a successor Security Agent.

(c)

If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after written notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent or may petition any court of competent jurisdiction for the appointment of a successor.

(d)

The retiring Security Agent shall, at the cost of the Borrower, make available to the Successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within five Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Security Property to that successor.

(f)

Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 26.22 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 26, Clause 13.4 (Indemnity to the Security Agent) and any other provision which by its terms survives the resignation or removal of the Security Agent (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)

The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

26.13.	Confidentiality

(a)

In acting as security agent for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice or knowledge of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty (it being understood and agreed that the Security Agent has no fiduciary duty under, or in connection with, any Finance Document).

26.14.	Information from the Finance Parties and the Obligors

Each Finance Party and the Obligors, as the case may be, shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Finance Party and each Lender agree to render to the Security Agent, at any time upon request of the Security Agent upon reasonable notice, an accounting of the amounts of the liabilities owing to it (and in the case of the Agent, amounts of the liabilities owing to the Lenders) and such other information with respect to the liabilities owing to each such person as the Security Agent may reasonably request in order to give effect to the terms and conditions of this Agreement. In the event that any Finance Party or Lender fails to provide any information required to be provided by it to the Security Agent, then the Security Agent may (but shall not be obligated to) take such actions as are required to be taken by it based on the most recent information available to it until such Finance Party or Lender provides the required information.

26.15.	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from either Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

26.16.	No responsibility to perfect Transaction Security

The Security Agent shall not be responsible for, and shall not be liable for, any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation;

(e)	pay or discharge any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Transaction Security; or

(f)	require any further assurance in relation to any Transaction Security Document.

26.17.	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind.

26.18.	Custodians and nominees

The Security Agent may appoint any person to act as a Delegate on any terms to execute any of the trusts or powers hereunder or perform any duties hereunder or in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, negligence, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person or be bound to supervise the proceedings or act of any such person.

26.19.	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

26.20.	Additional Security Agents

(a)	The Security Agent or the Borrower may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent or the Borrower (as the case may be) deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent or the Borrower (as the case may be) shall give prior notice to the Borrower or the Security Agent (as applicable in the circumstances of the party making such appointment) and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)

In no event shall the Security Agent be liable for any actions or omissions of any separate or co-trustee and the Security Agent shall not be responsible for monitoring or supervising any separate or co-trustee.

26.21.	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

26.22.	Winding up of trust

If the Security Agent (and, to the extent any Security Agent which has resigned pursuant to Clause 26.12 (Resignation of the Security Agent) is required to deliver any release pursuant to paragraph (ii) below, such resigned Security Agent) receives a certificate from the Agent, that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall, upon instructions from the Agent, release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)

any Security Agent which has resigned pursuant to Clause 26.12 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

26.23.	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

26.24.	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.25.	Obligors: Power of Attorney

Each Obligor agrees to execute power of attorney (the “Power of Attorney”) in favour of the Security Agent pursuant to which the Security Agent is authorised to do anything which that Obligor has authorised the Security Agent or any other Party to do under this Agreement, or is itself required to do under this Agreement but has failed to do. The Power of Attorney issued by each Obligor shall be irrevocable and shall be expressed to secure its obligations under this Agreement, and the Security Agent may delegate the authority thereby granted to it on such terms as it sees fit.

26.26.	Order of application

Subject to Clause 26.27 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26.26, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), to the Agent to apply them in accordance with Clause 31.5 (Payments). Notwithstanding anything contained herein to the contrary, in no event shall the Security Agent have any obligation to make any payments directly to Lenders or any other Secured Party, and the Security Agent’s sole responsibility with respect to funds held by it hereunder shall be to deliver (after deduction for any amounts owed to the Security Agent) such funds to the Agent for further distribution in accordance with Clause 31.5 (Payments).

26.27.	Prospective liabilities

Following a Distress Event the Security Agent may:

(a)

hold any amount of the Recoveries which is in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) as the Security Agent shall think fit (the interest being credited to the relevant account if applicable); and

(b)	hold, manage, exploit, collect and realise any amount of the Recoveries which is in the form of non-cash consideration,

in each case for so long as the Security Agent shall think fit for later application under Clause 26.26 (Order of application) in respect of:

(i)	any sum owed to any Security Agent, any Receiver or any Delegate; and

(ii)	any part of the Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.28.	Investment of Cash Proceeds

The Security Agent shall have no obligation to invest or reinvest any cash held by the Security Agent pursuant to this Agreement or any other Finance Document. For such time as GLAS Trust Corporation Limited is the Security Agent it shall not invest or reinvest any cash held by it pursuant to this Agreement, but this shall not prevent it from depositing sums into an interest bearing suspense account.

26.29.	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:

(i)

convert any moneys received or recovered by the Security Agent (including, without limitation, any cash proceeds) from one currency to another, at the Security Agent’s Spot Rate of Exchange (as notified to it by the Agent, upon request from the Security Agent); and

(ii)

notionally convert the valuation provided in any opinion or valuation from one currency to another, at the Security Agent’s Spot Rate of Exchange (as notified to it by the Agent, upon request from the Security Agent).

(b)	The obligations of an Obligor to pay in the due currency shall only be satisfied:

(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.

(c)

Notwithstanding anything contained herein to the contrary, in no event shall the Security Agent have any obligation to hold or distribute funds in any currency other than US Dollars, provided that (if the Security Agent would otherwise be expected to receive or would otherwise purport to be required to distribute any proceeds in any currency other than US Dollars as a result of conducting its obligations under the Finance Documents) the Security Agent may (and in each case if directed by the Majority Lenders, shall) either (i) if required to receive such proceeds, then through an affiliate or agent, convert such currency into US Dollars in accordance with paragraph (a) above (in order that it may receive and hold such proceeds in a manner required by the Majority Lenders) or (ii) in either case, direct the proceeds to be applied directly to the Agent to conduct any required conversion from one currency to another and then to apply the proceeds in accordance with Clause 31.5 (Payments) (and therefore the Agent is also hereby authorised to convert any moneys so received or recovered (including, without limitation, any cash proceeds) from one currency to another, at the Agent’s Spot Rate of Exchange – US Dollars) or (iii) direct the proceeds to be applied in any other manner (other than to the Security Agent or such that the Security Agent is required to hold or distribute funds in currencies other than US Dollars) as directed by the Majority Lenders in order that they might then be applied by the Agent in accordance with Clause 31.5 (Payments)).

26.30.	Permitted Deductions

The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement or other Finance Document, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.31.	Good Discharge

(a)

Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent (other than with respect to any Secured Obligations owed to the Security Agent) shall only be made to the Agent on behalf of the Finance Parties and in no event shall the Security Agent have any obligation to make such payment or distribution directly to any Finance Party or Lender.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

(c)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Liabilities owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

26.32.	Authority of Security Agent for Releases

(a)	If, in connection with any Enforcement Action:

(i)

the Security Agent (or any receiver), pursuant to the written direction of the Majority Lenders, sells or otherwise disposes of (or proposes to sell or otherwise dispose of) any asset under any Transaction Security Document; or

(ii)

a member of the Group or an Obligor sells or otherwise disposes of (or proposes to sell or otherwise dispose of) any asset at the request of the Majority Lenders or the Security Agent, pursuant to the written direction of the Majority Lenders,

(A)	the Security Agent may, and is hereby irrevocably authorised on behalf of each Party (in particular, by each Obligor, without limitation) to:

(1)	release the Security created pursuant to the Transaction Security Documents over the relevant asset;

(2)	apply the net cash proceeds of sale or disposal in or towards payment of the Liabilities in accordance with Clause 31.5 (Payments); and/or

(3)

if the relevant asset comprises all of the shares in the capital of an Obligor or Secured Company, release that Obligor or Secured Company, any Holding Company of that Obligor or Secured Company and any of its Subsidiaries from all its or their past, present and future liabilities and/or obligations (both actual and contingent) it or they may have as a principal debtor or by way of guarantee or surety to a Finance Party in respect of the whole or any part of the Liabilities and to the Servicer in respect of the Servicer Liabilities and/or require the transfer of any relevant Liabilities or Servicer Liabilities due, owing or incurred by that Obligor or Secured Company and any of its Holding Companies or Subsidiaries to one or more other Obligors or members of the Group or to the Servicer.

(B)

Each party to this Agreement shall promptly enter into any release and/or other document and take any action which may be necessary or which the Security Agent may reasonably request to give effect to paragraph (a) above.

(C)	Notwithstanding anything contained herein to the contrary, in connection with any release of Security or any Obligor to be executed by the Security Agent (other than with respect to any release provided after the occurrence of an Event of Default or in connection with an Enforcement Action), the Security Agent shall be entitled to an officer’s certificate of the Parent certifying for the benefit of the Security Agent that such release is authorised or permitted by the terms of the Finance Documents and that all conditions precedent to such release contained in the Finance Documents have been satisfied.

26.33.	Same Rights of Security Agent

The Security Agent shall be afforded all of the same rights, protections, immunities and indemnities afforded to it hereunder (i) in each other capacity in which it may act under the Finance Documents and (ii) in each other Finance Agreement to which it is party, whether or not such rights, protections, immunities and indemnities are set forth therein.

26.34.	Merger of Security Agent

Any corporation into which the Security Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Security Agent shall be a party, or any corporation succeeding to the business of the Security Agent shall be the successor of the Security Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession (in particular, to ensure the benefit of the Security Property continues to be held on trust for the benefit of the Secured Parties in the same manner, and the Finance Parties continue to have the same Security over the same assets of the Obligors and Secured Companies, in each case as prior to the succession or merger, in which case the Security Agent shall promptly take all actions and execute all documents (including assignments, transfers, mortgages, charges, notices and instructions) as may be required by the Agent (in form and substance satisfactory to the Agent) in order to ensure this is the case).

26.35.	Illegality

The Security Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

26.36.	Right to realise Security and enforce guarantees

Notwithstanding anything in the Finance Documents to the contrary, the Borrower, the Agent, the Security Agent and each Secured Party hereby agree that:

(a)

(no Secured Party shall have any right individually to realise upon any of the Transaction Security or to enforce the guarantee and indemnity in Clause 16 (Guarantee and Indemnity), it being understood and agreed that all powers, rights and remedies hereunder and under any of the Finance Documents may be exercised solely by the Agent or the Security Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms of this Agreement and the other Finance Documents and all powers, rights and remedies under the Transaction Security Documents may be exercised solely by the Security Agent for the benefit of the Secured Parties in accordance with the terms thereof; and

(b)

in the event of a foreclosure or similar enforcement action by the Security Agent on any of the Transaction Security pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or similar provisions under any other applicable Bankruptcy Law), such Security Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code or similar provisions under any other applicable Bankruptcy Law) may be the purchaser or licensor of any or all of such Transaction Security at any such sale or other disposition and such Security Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Majority Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Transaction Security sold at any such sale or disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price, for any assets, payable by such Security Agent at such sale or other disposition.

27.	ENFORCEMENT OF TRANSACTION SECURITY

27.1.	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless, subject to the Security Agent’s right to indemnification, instructed otherwise by the Majority Lenders.

(b)

Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 27.1.

27.2.	Manner of enforcement

If the Transaction Security is being enforced pursuant to Clause 27.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Obligor to be appointed by the Security Agent) as the Majority Lenders shall instruct.

27.3.	Waiver of rights

To the extent permitted under applicable law and subject to Clause 27.1 (Enforcement Instructions), Clause 27.2 (Manner of enforcement) and Clause 26.26 (Order of application), each of the Secured Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

27.4.	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)

oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax, except to the extent reasonably necessary to determine the amount of any additional payment to be made by an Obligor in respect of any Indemnified Tax pursuant to Clause 11.2 or to determine the amount of any indemnification payment to be made by the Borrower pursuant to Clause 11.3.

29.	SHARING AMONG THE FINANCE PARTIES

29.1.	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Payments).

29.2.	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3.	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4.	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5.	Exceptions

(a)

This Clause 29.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	THE SERVICER

30.1.	Acceptance of Appointment; Subservicing

(a)

AP Service Company, LLC is hereby appointed by the Agent, the Parent and the Borrower to act as the initial Servicer under this Agreement. The Servicer’s role shall be to assist the Borrower to prepare the relevant Compliance Certificates, and other reports as requested by the Borrower, as are required to be provided by the Borrower pursuant to the terms of this Agreement and to provide such other services as may be requested by the Borrower. The Servicer hereby accepts such appointment and shall act and be appointed as such without any further action hereunder or thereunder.

(b)

The Servicer may use an affiliated company as a subservicer to assist the Servicer with performing its duties hereunder, provided, however, that the use of a subservicer shall not relieve the Servicer of its obligations hereunder.

30.2.	Authority of the Servicer

(a)

The Servicer shall have full power and authority, acting alone or through any party properly designated by it, to do any and all things in connection with its servicing and administration duties described herein which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer or any of its designees is hereby authorized and empowered to subcontract with any other Person, at the Servicer’s sole cost and expense, for servicing, administering or collecting, in whole or in part, with respect to this Agreement whereupon such other Person with which the Servicer so subcontracts shall be entitled such rights and powers of the Servicer hereunder as may be delegated to it; provided, however, that the Servicer shall remain fully liable for the performance of the duties and obligations of the Servicer and such subcontracted party, pursuant to the terms hereof and provided that the liability of the Borrower to pay the Servicer the Management Fee in accordance with Clause 30.3 (Compensation) below shall continue at all times to be only a liability to the Servicer and no other such person or delegate (and otherwise subject to the terms of this Agreement).

(b)

The Finance Parties shall execute any documents furnished by the Servicer which are necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder and which are acceptable in form and substance to the relevant Finance Party provided, however, that no Finance Party shall have any liability with respect to, or in connection with, the execution and/or use or misuse of any such documents.

30.3.	Compensation

(a)

Subject to paragraph (d) below and to Clause 30.4 (Subordination of the Servicer Liabilities) below, as full compensation for its servicing activities hereunder (and including but not limited to structuring and advisory services), and as reimbursement for any expense incurred by it in connection therewith, on each Payment Date, the Borrower hereby agrees to pay the Servicer the Management Fee that accrued in respect of the Collection Period ending on the most recent Collection Period End Date prior to such Payment Date.

(b)	The Servicer shall not have any claim or any right of setoff or banker’s lien against, or any right to otherwise deduct from, any Ground Rents.

(c)

The Finance Parties acknowledge and agree that the Servicer may remit the Management Fees it receives hereunder to the Parent in the form of payment for management and other services provided by the Parent, and such payment shall not constitute Transaction Security or Ground Rents available for the payment of interest on, or the repayment of principal of the Loan.

(d)

If in any two consecutive Collection Periods a Dividend Restriction Event has occurred and is continuing, the Management Fee payable by the Borrower pursuant to paragraph (a) above shall continue to accrue but shall not be paid or be due and payable to the Servicer until such time as there is no Dividend Restriction Event continuing in respect of a Collection Period.

(e)

In any Collection Period in which an Event of Default has occurred and is continuing, the Management Fee payable by the Borrower pursuant to paragraph (a) above shall cease to accrue or be due and payable to the Servicer for the whole of such Collection Period (such that the Borrower is no longer obliged at any time to make any such payment of any such Management Fee for any such Collection Period).

(f)

For the avoidance of doubt, following the service of a notice on the Borrower to accelerate the Loans pursuant to Clause 21.10 (Acceleration), the Servicers’ appointment hereunder shall automatically terminate. Following such termination, the Servicer shall only be entitled to payment of any Management Fee that has accrued but not been paid, to the Servicer, prior to the acceleration of the Loans occurring.

30.4.	Subordination of the Servicer Liabilities

(a)	Each of the Parties agrees that:

(i)	the Liabilities owed by the Obligors to the Finance Parties shall rank prior in right and priority of payment to the Servicer Liabilities; and

(ii)	the Servicer Liabilities are postponed and subordinated to the Liabilities.

(b)	The Obligors may not make (and shall procure that no member of the Group shall make) any payment of the Servicer Liabilities at any time except to the extent expressly permitted by this Agreement.

(c)

The Borrower shall not, and shall procure that no member of the Group shall, enter into any arrangement or agreement with the Parent or any direct or indirect shareholder of the Parent or the Servicer or any of their Affiliates or any Sponsor Affiliate (in each case which is not a member of the Group or Obligor) (each a “Relevant Entity”) whereby any management, advisory or other fee is payable to any such Relevant Entity, except as expressly set out in this Agreement.

(d)	Prior to the Termination Date, the Servicer may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of the Servicer Liabilities.

(e)	The Servicer shall not be entitled to and shall not take any Enforcement Action in respect of any of the Servicer Liabilities at any time prior to the Termination Date.

(f)

If at any time prior to the Termination Date the Servicer receives or recovers from any member of the Group any payment or distribution of, or on account of or in relation to, any of the Servicer Liabilities which is not a Permitted Distribution or was not permitted to accrue pursuant to Clause 30.3 (Compensation) on account of, or in relation to, any of the Servicer Liabilities after the occurrence of an Event of Default, the Servicer will promptly pay or distribute that amount to the Agent for application to the Finance Parties in accordance with Clause 31.5 (Payments).

(g)	The Servicer will do all things that the Agent (acting reasonably) requests in order to give effect to this Clause 30.4 (Subordination of the Servicer Liabilities).

30.5.	Representations and Warranties of the Servicer

As of the date of this Agreement:

(a)

The Servicer is a limited liability company duly organized, validly existing and in good standing under all applicable laws of its Original Jurisdiction and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under the Finance Documents to which it is a party or by which it is bound.

(b)

The Servicer is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses or approvals would cause, or could reasonably be expected to cause, a Material Adverse Effect.

(c)

The Servicer’s execution, delivery and performance of the Finance Documents to which it is a party or by which it is bound have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and shareholder, member or partner, as applicable, actions on the part of the Servicer.

(d)

Each of the Finance Documents to which it is a party or by which it is bound constitutes a legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e)

The Servicer’s execution and delivery of the Finance Documents, and the performance of the transactions contemplated by the Finance Documents to which it is a party or by which it is bound, and fulfilment of the terms hereof and thereof applicable to the Servicer, do not conflict with or violate any law applicable to the Servicer, or conflict with, result in any breach of any of the enforceable terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it or its properties are bound.

(f)

Except as disclosed in writing to the Agent, as of the date hereof, there are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against the Servicer before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability, of any of the Finance Documents to which it is a party or by which it is bound, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Finance Documents to which it is a party or by which it is bound, or (iii) seeking any determination or ruling that is reasonably likely to materially and adversely affect the financial condition or operations of the Servicer or the performance by the Servicer of its obligations under any of the Finance Documents to which it is a party or by which it is bound.

(g)	No authorization, consent, license, order or approval of or registration or declaration with any Governmental Authority is required to be obtained, effected or given by the Servicer in connection with the execution and delivery by it of any of the Finance Documents or the performance by it of its obligations under the Facility Documents to which it is a party or by which it is bound.

30.6.	Covenants of the Servicer

From the Closing Date until the earlier of (x) the Termination Date and the repayment in full of the Loans and (y) the last date on which the person acting as Servicer so acts, the Servicer hereby covenants that:

(a)

the Servicer shall preserve and maintain its corporate or other existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or other type of organization, as applicable, in each jurisdiction where the failure to maintain such qualification could reasonably be expected to materially and adversely affect (i) the interests of the Finance Parties, (b) the Transaction Security or (c) the ability of the Servicer to perform its obligations hereunder or any other Finance Documents to which it is a party or by which it is bound; and

(b)

the Servicer shall furnish to the Agent, the Security Agent and the Lenders, or cause to be furnished, within three (3) Business Days after becoming aware thereof, written notice of the occurrence of any Event of Default or Default.

SECTION 10

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1.	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2.	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre- funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a

Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party and (for avoidance of doubt, if applicable) in accordance with Clause 31.5 (Payments).

31.3.	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 32 (Set- Off)) apply any amount received by it for any Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4.	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its reasonable satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5.	Payments

(a)

On each Payment Date, the Borrower shall pay (directly to the Lender the payments set out in 31.5 (ii), (iv) and (vi) below whilst the Original Lender is the sole Lender and to the Agent in the event that there is more than one Lender, and to the Agent all other payments (namely those set out in 31.5(i), (iii) and (v))) the following amounts due and payable under the Finance Documents in respect of such Payment Date:

(i)

an amount equal to the fees in respect of such Payment Date (including Agent fees, Security Agent fees, security trustee fees and issuer fees payable to the Agent, Security Agent, security trustee or any other person), or any other amount, as approved by the Agent from time to time, necessary to pay such administrative fees in relation to the Loan;

(ii)	an amount equal to the accrued interest, fees (excluding any Management Fee and any Make-Whole) or commission due but unpaid to the Finance Parties under the Finance Documents;

(iii)

to the Debt Service Reserve Account, an amount sufficient to cause the balance of the Debt Service Reserve Account (after giving effect to the deposit of such amount) to ensure compliance with the Minimum Required Balance as determined and required to be maintained in accordance with Clause 20.27 (Debt Service Reserve Account);

(iv)	an amount of any payment of principal to be made on such Payment Date (including any Make-Whole);

(v)	to the Agent (to such account specified by the Agent) an amount equal to any other sum due and payable to the Finance Parties under the Finance Documents; and

(vi)	an amount equal to any properly invoiced fees, costs and expenses payable by the Borrower to the Lender in accordance with Clause 15.4.

(b)

The payments listed in clause 31.5(a) above shall be paid by the Agent or the Borrower (as the case may be) to such account(s) as directed by or on behalf of the Lender or such other beneficiary of such amounts, as applicable.

31.6.	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7.	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8.	Currency of account

(a)	Subject to paragraphs (b) to (f) below, Sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency.

(f)

Notwithstanding anything herein to the contrary, payment of any amounts due and owing to the Security Agent shall be made in US Dollars and any amounts in the Debt Service Reserve Account must be in US Dollars.

31.9.	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.10.	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1.	Communications in writing

Any notice, direction, instruction or other communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2.	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3.	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following Business Day.

33.4.	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

33.5.	Electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Business Day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 33.5.

33.6.	Use of websites

(a)

The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

(b)

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(d)	The Borrower shall, promptly upon becoming aware, thereof notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)

If the Borrower notifies the Agent under paragraph (d)(i) or (d)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall at its own cost comply with any such request within 10 Business Days.

33.7.	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent or the Security Agent (if it is a recipient thereof), accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.8.	Security Agent’s Communications with Lenders

The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to a Lender.

34.	CALCULATIONS AND CERTIFICATES

34.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2.	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3.	Day count convention

Any interest, commission or fee accruing under a Finance Document shall be calculated on the basis of the Actual/Actual (ICMA) day count convention, or in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1.	Required consents

(a)

Subject to Clause 37.2 (All Lender material loan amendment matters), Clause 37.3 (Other exceptions) and Clause 37.1(b), any term of the Finance Documents (other than any Fee Letter) may be amended or waived only with the written consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)

The Agent may make changes to this Agreement, without obtaining the prior consent of the Lenders or the Borrower, if such amendments relate to: (i) typographical errors; (ii) changes of an administrative nature; or (ii) such other similar types of amendments that will not adversely affect the rights of the Lenders, the Security Agent or Borrower.

(c)	The Agent may give effect to, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(d)

Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 25.6 (Rights and discretions), the Agent and/or the Security Agent may require the Parent to deliver an officer’s certificate and an opinion of counsel with respect to whether any potential amendment, waiver or consent is authorized or permitted by the terms of this Agreement and/or may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(e)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (e), require the consent of all of the Obligors.

37.2.	All Lender material loan amendment matters

An amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents (including under Clause 7 (Mandatory prepayment and cancellation) and any related definitions);

(c)	unless specifically permitted under the terms of the Finance Documents, a change in currency of any previously issued Tranche under the Finance Documents;

(d)

a reduction in the rate of interest applicable to any Loan or a reduction in the amount of any payment of principal, interest, fees or Make Whole payable in each case, other than in accordance with Clause 9.4 (Notification of rates of interest);

(e)	unless specifically permitted under the terms of the Finance Documents, a change to the Borrower or Guarantor or Security Providers;

(f)	any provision which expressly requires the consent of all Lenders;

(g)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 7 (Mandatory prepayment and cancellation), Clause 8.8 (Application of prepayments), Clause 19 (Financial Covenants), Clause 22 (Changes to the Lenders), this Clause 37 (All Lender material loan amendment matters), Clause 41 (Governing law) or Clause 42.1 (Jurisdiction of English courts);

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity);

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(except, in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(i)

the release of any guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity) or any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(j)	any amendment to the order of priority or subordination under any Finance Document,

shall not be made, or given, without the prior consent of all the Lenders and (for avoidance of doubt) the Borrower.

37.3.	Other exceptions

Notwithstanding anything contained herein to the contrary, an amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Servicer (each in its capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Servicer, as the case may be and (for avoidance of doubt) the Borrower.

37.4.	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)

an Obligor becomes obliged to repay any amount in accordance with Clause 6.1 (Illegality) or to pay additional amounts pursuant to Clause 12.1 (Increased costs), Clause 11.2 (Tax gross-up) or Clause 11.3 (Tax indemnity) to any Lender, then the Borrower may, on 20 Business Days’ prior written notice to the Agent, the Security Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrower and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 22 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Make Whole (for the avoidance of doubt, whilst the Original Lender is the sole Lender, Make Whole will only apply to Clause 37.4(a)(i)) and other amounts payable in relation thereto under the Finance Documents.

(b)

If a Replacement Lender cannot be appointed in accordance with Clause 37.4(a)(ii) above, the Borrower shall then have the right to repay that part of the Lender’s participation of the Loan in respect of which such obligation of the Obligor under Clause 37.4(a)(ii) has arisen.

(c)	The replacement of a Lender pursuant to this Clause 37.4 shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent or Security Agent;

(ii)	none of the Agent, the Security Agent or any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 37.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)

A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(e)	In the event that:

(i)	the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than eighty five per cent. (85%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than eighty five per cent. (85%) of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

38.	CONFIDENTIAL INFORMATION

38.1.	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2.	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and/or a Finance Parties’ related sources of capital (provided that such Finance Parties’ sources of capital have been used to advance a Loan under this Agreement) such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information and such Person requires such Confidential Information as it relates specifically to this Agreement, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information. A Finance Party (other than the Security Agent) shall be solely liable for any breaches of confidentiality or incorrect disclosures of any Confidential Information, by any person to whom it gives any Confidential Information, as if such breach had been made by the Finance Party;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(v)

to who information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or any other competent authority, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)

who requires or requests such information pursuant to a legal or similar process and such party is entitled to such information to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)

in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors and Security Providers if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3.	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	the names of the Obligors and Security Providers;

(ii)	the country of domicile of the Obligors and Security Providers;

(iii)	the place of incorporation of the Obligors and Security Providers;

(iv)	the date of this Agreement;

(v)	Clause 41 (Governing law);

(vi)	the name of the Agent and Security Agent;

(vii)	the date of each amendment and restatement of this Agreement;

(viii)	the amount of, and name of, the Facility;

(ix)	the amount of the Total Commitments;

(x)	the currencies of the Facility;

(xi)	the type of Facility;

(xii)	the ranking of the Facility;

(xiii)	the Termination Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

38.4.	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5.	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6.	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon its actual knowledge that Confidential Information has been disclosed in breach by it of this Clause 38.

38.7.	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

39.	DISCLOSURE OF LENDER DETAILS BY AGENT

39.1.	Supply of Lender details to Parent

The Agent shall provide to the Parent and the Security Agent, if applicable, within 10 Business Days of a request by the Parent or the Security Agent (but no more frequently than once each per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

39.2.	Supply of Lender details at Parent’s direction

(a)	The Agent shall, at the request of the Parent, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:

(i)

other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group or Obligor.

(b)

Subject to paragraph (c) below, the Parent shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c)

The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

39.3.	Supply of Lender details to other Lenders

(a)

If a Lender (a “Disclosing Lender”) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender’s name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the Requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

39.4.	Lender enquiry

If any Lender believes that any entity is, or may be, a Lender and:

(a)	that entity ceases to have an Investment Grade Rating; or

(b)	an Insolvency Event occurs in relation to that entity,

the Agent shall, at the request of that Lender, indicate to that Lender the extent to which that entity has a Commitment.

39.5.	Lender details definitions

In this Clause 39:

“Investment Grade Rating” means, in relation to an entity, a rating for its long–term unsecured and non credit–enhanced debt obligations of BBB– or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency.

“Requisite Lenders” means a Lender or Lenders whose Commitments aggregate 15 per cent. (or more) of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated 15 per cent. (or more) of the Total Commitments immediately prior to that reduction).

40.	COUNTERPARTS

This Agreement and each other Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement or the other Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it shall be governed by English law.

42.	ENFORCEMENT

42.1.	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to its existence, validity or termination and any non-contractual obligation arising out of or in connection with it) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 42.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

42.2.	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor and the Servicer (other than an Obligor or Servicer incorporated in England and Wales):

(i)	irrevocably appoints Jordans Trust Company Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor or Servicer of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of each Obligor and Servicer) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

The Parent

AP WIP INVESTMENTS, LLC

By:	/s/ Scott Bruce

Name:
Title:

Address: 3 Bala Plaza East, Suite 502
Bala Cynwyd. PA 19004

Fax:	+1 (610) 660-4920
Email:	sbruce@agrp.com

Attn:	Scott G. Bruce

The Borrower

APWIP INTERNATIONAL HOLDINGS, LLC

By:	/s/ Scott Bruce

Name:
Title:

Address: 3 Bala Plaza East, Suite 502
Bala Cynwyd. PA 19004

Fax:	+1 (610) 660-4920
Email:	sbruce@agrp.com

Attn:	Scott G. Bruce

The Servicer

AP SERVICE COMPANY, LLC

By:	/s/ Scott Bruce

Name:
Title:

Address: 3 Bala Plaza East, Suite 502
Bala Cynwyd. PA 19004

Fax:	+1 (610) 660-4920
Email:	sbruce@agrp.com

Attn:	Scott G. Bruce

The Agent

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Steven Beathard
Name:	Steven Beathard
Title:	Authorized Signatory

Address:	Goldman Sachs Lending Partners LLC 200 West St. New York, NY 10282

Fax:

Attn:	Daniel Bendeston

Email:	daniel.bendeston@gs.com

For Borrowing Requests and Interest Election Requests: gs-sbdagency-borrowernotices@ny.email.gs.com Fax: (212) 428-9270 Attention: SBD Operations

The Security Agent

GLAS TRUST CORPORATION LIMITED, as Security Agent

By:	/s/ Estela Landro
Name:	Estela Landro
Title:	Transaction Manager

Address:	45 Ludgate Hill, London EC4M 7JU

Fax:	+44 (0)20 30700113

Attn:	Transaction Management Group

The Original Lender

TELECOM CREDIT INFRASTRUCTURE DESIGNATED ACTIVITY COMPANY

By:	/s/ Enda Kelly
Name:	Enda KELLY
Title:	Director

Address:

Fax:

Attn: